                                                                      Exhibit 99

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY

LOGO CONSOLIDATED NATURAL GAS COMPANY



                   1998 Financial
                        Report
                     Appendix I

                                TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
Management's Discussion and Analysis of Financial Condition and Results of Operations................       1
Selected Financial Data..............................................................................      21
Report of Independent Accountants....................................................................      22
Consolidated Statement of Income for the Years 1996 through 1998.....................................      23
Consolidated Balance Sheet at December 31, 1997 and 1998.............................................      24
Consolidated Statement of Cash Flows for the Years 1996 through 1998.................................      26
Consolidated Statement of Comprehensive Income for the Years 1996 through 1998.......................      27
Notes to Consolidated Financial Statements...........................................................      28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All per share references, unless indicated, are stated as basic earnings per share. Prior year amounts have been restated, as applicable, to present continuing operations separate from discontinued operations.)

SUBSEQUENT EVENT

On February 22, 1999, Consolidated Natural Gas Company (the Company) and Dominion Resources, Inc. (DRI) announced that a definitive merger agreement (merger agreement) was approved by the boards of directors of both companies. Under the terms of the merger agreement, DRI intends to acquire all of the Company's shares of common stock in a stock-for-stock transaction. Reference is made to Note 19 to the consolidated financial statements, page 52, regarding this subsequent event.

RESULTS OF OPERATIONS

NET INCOME
Net income in 1998 was $238.8 million, or $2.52 a share, compared with net income of $304.4 million, or $3.21 a share, in 1997. Net income in 1996 was $298.3 million, or $3.17 a share. These results, however, reflect the Company's decision to discontinue its wholesale energy trading and marketing operations in 1998 (see Note 2 to the consolidated financial statements, page 30). The Company recognized a loss on discontinued operations in 1998 of $48.9 million, or $.51 a share. Losses from discontinued operations during 1997 and 1996 totaled $14.5 million and $11.1 million, respectively, or $.15 and $.12 a share.

INCOME FROM CONTINUING OPERATIONS
Income from continuing operations was $287.7 million, $318.9 million and $309.4 million for 1998, 1997 and 1996, respectively. On a per share basis, income from continuing operations was $3.03 in 1998, compared to $3.36 and $3.29 in 1997 and 1996, respectively.

      1998
Income from continuing operations declined $31.2 million in 1998. The effects of warm winter weather and lower average wellhead prices for gas and oil were only partially mitigated by ongoing cost reduction efforts and the impact of higher oil production. Weather in the Company's retail service areas was 17.8% warmer than normal and 19.3% warmer than 1997. The warmer than normal weather in 1998 reduced earnings by $.47 per share. Normal weather represents a measure of temperature experienced over an historical time frame, the length of which may differ depending on the regulatory jurisdiction. When compared to normal, 1998 was the second warmest year in the Company's history.

      1997
Income from continuing operations in 1997 increased $9.5 million from the prior year. The favorable impact of higher gas and oil production and continued cost containment efforts more than offset the effects of warmer weather and lower average wellhead prices for both gas and oil. Weather in the Company's retail service areas was 1.9% colder than normal but 4.3% warmer than 1996.

      1996
Income from continuing operations in 1996 reflected higher wellhead prices for natural gas and oil, increased gas and oil production, colder weather, cost controls and the full year impact of new rates in place for most of the Company's gas distribution customers. Weather in the Company's retail service areas was 5.6% colder than normal and 5.5% colder than 1995.

OPERATING REVENUES
Operating revenues include revenues from gas and oil sales, transportation and storage of gas, gas and oil trading activities and by-product operations. Total operating revenues in 1998 were $2,760.4 million, a decrease of $416.7 million from 1997.
     Regulated gas sales revenues declined $477.3 million during 1998 compared to the prior year, to $1,373.7 million. Regulated sales volumes declined 64.9 billion cubic feet (Bcf), to 207.1 Bcf, due chiefly to warmer weather in 1998. Residential customers switching to transport service also caused a decline in sales volumes. In addition, lower average sales rates for all three major customer classes--residential, commercial and industrial--reflecting lower purchased gas costs contributed to the decline in revenues.
     Nonregulated gas sales revenues increased $61.0 million in 1998, to $494.4 million, with sales volumes increasing 36.1 Bcf, to 207.1 Bcf. The increased sales volumes in 1998 were due to gas sales by CNG Retail Services Corporation (CNG Retail), in its first full year of operation, and CNG Field Services Company (CNG Field Services).
     Gas transportation and storage revenues rose $53.8 million, to $545.9 million, in 1998. This improvement includes a $47.6 million increase associated with gas transportation revenues due largely to customers switching from sales to transport service at certain of the distribution subsidiaries.
     Other operating revenues declined $54.2 million in 1998, to $346.4 million, due primarily to lower revenues from oil production and oil trading activities as a result of declining oil prices during 1998.
     Regulated gas sales revenues of $1,851.0 million in 1997 were up $97.3 million compared to 1996, despite sales volumes decreasing 22.2 Bcf to 272.0 Bcf. The decline in volumes was due to warmer weather and the effect of the displacement of sales volumes to other suppliers, including CNG Retail. Sales revenues attributable to the Company's residential and commercial customers increased during 1997 as higher average sales rates, reflecting the recovery of previously deferred purchased gas costs, more than offset reduced volumes compared to 1996.
     Nonregulated gas sales revenues increased $37.3 million in 1997 to $433.4 million, with sales volumes increasing 11.3 Bcf to 171.0 Bcf. The increases in revenues and volumes reflect higher gas production at CNG Producing Company (CNG Producing). Gas transportation and storage revenues rose $12.5 million in 1997 compared to the prior year, to $492.1 million, reflecting both higher gas transportation and storage service revenues. Other operating revenues increased $74.6 million in 1997 to $400.6 million. Revenues from oil trading were up $39.7 million, while revenues from the sale of oil and condensate production increased $33.5 million. In both cases, the impact of higher volumes more than offset a decline in oil prices.

OPERATING EXPENSES
Operating expenses, including income taxes, decreased to $2,392.9 million in 1998, compared to $2,766.7 million and $2,555.7 million in 1997 and 1996, respectively.
     Purchased gas consistently represents the largest operating expense category for the Company. Purchased gas costs were $900.4 million in 1998, $1,114.1 million in 1997 and $963.2 million in 1996. This expense is influenced primarily by changes in gas sales requirements, the price of gas supplies, and the timing of recoveries of deferred purchased gas costs. The decline in 1998 was due primarily to decreased volume requirements in connection with the warm weather in 1998, while lower average purchase prices also contributed to the decrease. The recognition of previously deferred purchased gas costs and volumes sold by CNG Retail were the primary factors for the increase from 1996 to 1997.
     Liquids, capacity and other products purchased expense includes the cost of oil, condensate and by-products purchased for resale, electricity purchased for resale by CNG Retail, and pipeline capacity not associated with gas purchased. During 1998, this expense decreased $65.2 million due primarily to lower average purchase prices for oil traded by CNG Producing and less pipeline capacity purchased by CNG Transmission Corporation (CNG Transmission). This expense increased $31.2 million in 1997 due primarily to increased oil trading activity by CNG Producing.

     Combined operation and maintenance expense decreased $48.8 million in 1998 due largely to lower royalty expense, lower amortization expense related to abandoned facilities and lower general and administrative expenses. The decline in 1998 was partially offset by workforce reduction charges recognized in the fourth quarter of 1998 due principally to the plan to reorganize the management structure of the Company's regulated operations. Excluding the effect of workforce reduction charges included in the 1996 amounts, combined operation and maintenance expense increased $14.8 million in 1997. This increase was due in part to higher royalty expense and production-related costs. These costs were partially offset by lower employment costs.
     Total depreciation and amortization (DD&A) expense increased $5.3 million in 1998 due to higher oil production volumes and $21.7 million in 1997 due largely to higher gas and oil production volumes.
     Taxes, other than income taxes, declined $14.3 million in 1998 due chiefly to the timing of the recognition of certain tax expense by one of the distribution subsidiaries and were up $2.9 million in 1997 due in part to higher excise taxes.
     Income taxes declined $26.7 million in 1998 due to lower pretax income and a lower effective tax rate. Income taxes decreased $6.0 million in 1997 due largely to a lower effective tax rate.

OTHER INCOME
Total other income was $34.7 million in 1998, compared to $12.4 million in 1997 and $9.0 million in 1996. "Other-net" increased $20.8 million during 1998 due principally to increased earnings from equity investments at CNG International. The increase in "Other-net" in 1997 compared to 1996 is due largely to a charge of $5.0 million recognized in connection with an early extinguishment of debt in December 1996. Interest revenues increased $1.5 million in 1998 and decreased slightly in 1997.

INTEREST CHARGES
Interest on long-term debt increased $1.4 million in 1998 and $3.1 million in 1997. The 1998 increase was primarily due to a full year of interest expense on the $300 million of debentures issued in the fourth quarter of 1997, partially offset by reduced interest expense in 1998 resulting from the redemption of the convertible subordinated debentures. The increase in 1997 was due largely to a full year of interest expense related to the $300 million of debentures issued in the fourth quarter of 1996, partially offset by the redemption in early 1997 of $100 million of debentures and the early extinguishment of $53.1 million of debt in late 1996. Other interest expense increased $13.9 million in 1998 due primarily to interest on commercial paper borrowings. Other interest expense increased $2.4 million in 1997.

FOURTH QUARTER RESULTS
Net income for the fourth quarter of 1998 was $95.0 million, or $1.00 per share, compared to $89.4 million, or $.94 per share, in 1997. Income from continuing operations for the fourth quarter of 1998 was $97.2 million, or $1.02 per share, compared to $89.1 million, or $.94 per share, in the prior year quarter. Results for 1998 reflect lower operating costs which helped offset significantly lower wellhead prices and warmer weather in that year. Also, the prior year quarter included a non-cash charge of $6.7 million after taxes, or $.07 per share, related to an impairment of Canadian oil producing properties. The change in other income/expenses--net reflects higher equity income from CNG International and gains on asset dispositions in 1998, while the 1997 fourth quarter includes a charge in connection with the decision to sell and write down the carrying value of the Company's interests in four independent power projects. The Company's 1998 average gas wellhead price was $2.17 per thousand cubic feet
(Mcf), down $.37 per Mcf, while average oil wellhead prices declined $5.95 per barrel compared to the prior year quarter, to $9.74 per barrel. Weather in the fourth quarter of 1998 was 16.1% warmer than the prior year quarter.

----------------------------------------------------------------------------------
Quarters Ended December 31,                                      1998       1997
----------------------------------------------------------------------------------
                                                                 (In Millions)
Operating revenues........................................     $ 807.4     $940.9
Operating expenses........................................      (654.4)    (781.2)
                                                                ------     ------
Operating income before income taxes......................       153.0      159.7
Income taxes..............................................       (45.2)     (41.3)
Other income/expenses-net.................................       (10.6)     (29.3)
                                                                ------     ------
Income from continuing operations.........................        97.2       89.1
Income (loss) from discontinued operations................        (2.2)        .3
                                                                ------     ------
Net income................................................      $ 95.0      $89.4
                                                                ======      =====
Earnings (loss) per common share--basic (in dollars)
   Continuing operations..................................      $ 1.02      $ .94
   Discontinued operations................................        (.02)        --
                                                                ------     ------
Net income................................................      $ 1.00      $ .94
                                                                ======     ======
Earnings (loss) per common share--diluted (in dollars)
   Continuing operations..................................      $ 1.01      $ .92
   Discontinued operations................................        (.02)        --
                                                                ------     ------
Net income................................................      $  .99      $ .92
                                                                ======     ======
----------------------------------------------------------------------------------

NEW ACCOUNTING STANDARDS
During 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components. Reference is made to the Consolidated Statement of Comprehensive Income, page 27. Reference is also made to Notes 1 and 18 to the consolidated financial statements, pages 28 and 48, regarding SFAS No. 131. SFAS No. 132 revises the Company's disclosures about pension and other postretirement benefit plans. Reference is made to Note 7 to the consolidated financial statements, page 34, regarding SFAS No. 132. The adoption of SFAS Nos. 130, 131 and 132 did not have a material effect on the Company's financial position, results of operations or cash flows.
     Also during 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-1 establishes standards for accounting for costs incurred in developing or procuring computer software for internal use. SOP 98-5 requires that costs for start-up activities be expensed as incurred. The provisions of each SOP are effective beginning January 1, 1999, and the adoption of each SOP is not expected to have a material effect on the Company's financial position, results of operations or cash flows.
     The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in 1998. SFAS No. 133 establishes new accounting standards for derivative instruments and for hedging activities. The provisions of SFAS No. 133 are effective beginning January 1, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

SEGMENTS OF THE BUSINESS
Due to the regulated nature of the distribution and transmission segments of the Company's business, operating results can be affected by regulatory delays when price increases are sought through general rate filings to recover certain higher costs of operations. Weather is also an important factor since a major portion of the gas sold or transported by the distribution and transmission operations is ultimately used for space heating.
     Operating results for each of the Company's business segments, which include affiliated transactions, follow. Reference is made to Note 18 to the consolidated financial statements, page 48, for additional segment information.

---------------------------------------------------------------------
OPERATING INCOME BEFORE INCOME TAXES      1998       1997      1996
---------------------------------------------------------------------
                                                (In Millions)
Distribution.........................    $208.2     $266.6    $258.4
Transmission.........................     183.6      180.9     181.6
Exploration and production...........     116.6      142.8     133.2
Other (a)............................      (1.4)      (7.3)      (.9)
Corporate and eliminations...........      (9.9)     (16.3)    (10.3)
                                         ------     ------    ------
   Total.............................    $497.1     $566.7    $562.0
                                         ======     ======    ======

--------------------------------------------------------------------------------
(a) Includes CNG International, CNG Products and Services, CNG Power, CNG Field Services (formerly CNG Storage Services), Consolidated LNG, CNG Research and CNG Coal. Amounts for 1998 and 1997 also include CNG Retail.


DISTRIBUTION
"Distribution" represents the results of the four retail gas distribution subsidiaries: The East Ohio Gas Company (East Ohio Gas), The Peoples Natural Gas Company (Peoples Natural Gas), Virginia Natural Gas, Inc. (Virginia Natural Gas) and Hope Gas, Inc. (Hope Gas).
     Sales growth in the Company's residential service areas in Ohio, Pennsylvania and West Virginia has generally been limited since such areas have experienced minimal population growth, and the vast majority of households in these areas already use natural gas for space heating. Opportunity for growth in the retail sales market is expected to continue at Virginia Natural Gas, due to customer conversions from other energy sources and the past and potential future expansion of its service territory. Since the Company's acquisition of this subsidiary in 1990, it has experienced an annual customer growth rate of about 4%, compared to a growth rate of less than 1% for the other distribution subsidiaries.
     Similar to the unbundling of the services provided by gas pipeline companies, gas distribution companies are adapting to the deregulation and unbundling of the retail energy market. Under open access programs, natural gas suppliers other than the local gas utility can use the utility's existing lines to deliver gas to customers.
     CNG Retail, created in 1997, markets natural gas, electricity, and consumer products and services to residential, commercial and small industrial customers, including those within the Company's traditional service territories. CNG Retail is expected to enable the Company to take advantage of emerging deregulated energy markets for both gas and electricity.
     During the spring of 1997, Peoples Natural Gas opened its system in Pennsylvania to customer choice. In addition, on July 2, 1997, the Public Utilities Commission of Ohio approved East Ohio Gas' "Energy Choice" (EOG Energy Choice) pilot program which allows approximately 15% of East Ohio Gas' residential and small business customers the opportunity to purchase their natural gas from competing suppliers, if they so choose.

      DISTRIBUTION OPERATING INCOME BEFORE INCOME TAXES

      1998
Operating income before income taxes declined $58.4 million in 1998, to $208.2 million, compared to 1997. The impact of warmer weather in 1998 was partially mitigated by lower operation expenses and the timing of the recognition of excise tax expense. Weather in the Company's retail service areas was 17.8% warmer than normal and 19.3% warmer than 1997. The 1998 period also included a $4.5 million charge for workforce reduction costs recognized in the fourth quarter in connection with the Company's plan to reorganize and centralize the management of its regulated operations.

      1997
Operating income before income taxes was $266.6 million in 1997, up $8.2 million from the prior year. However, the 1996 period included workforce reduction charges of $8.2 million. The effect of warmer weather in 1997 offset the impact of lower operation and maintenance expenses during the year. Weather in the Company's retail service areas was 1.9% colder than normal and 4.3% warmer than 1996.

      1996
Operating income before income taxes increased $50.9 million in 1996. Improved results for 1996 reflect colder weather, cost control efforts and the full year impact of general rate increases that went into effect in the latter part of 1995 at Peoples Natural Gas, Hope Gas and East Ohio Gas. Weather in the Company's retail service areas was 5.5% colder than 1995 and 5.6% colder than normal. Operating results for 1996 and 1995 include workforce reduction charges of $8.2 million and $22.3 million, respectively.

      DISTRIBUTION OPERATING REVENUES
Operating revenues decreased $414.8 million, to $1,611.8 million, in 1998. Average sales rates and volumes declined in 1998 compared to the prior year. Sales rates declined due to the pass-through of lower purchased gas costs. Lower volumes in 1998 reflected warmer weather during the year and the impact of former residential sales customers who now purchase gas from other suppliers, including CNG Retail. Gas transportation and storage revenues increased $44.0 million in 1998 due to both higher volumes and rates. The increase in gas transportation volumes reflects the switch by residential customers from sales to transport service.
     Operating revenues increased $121.1 million in 1997, to $2,026.6 million. Gas sales revenues increased $101.1 million as higher average sales rates, reflecting the recovery of previously deferred purchased gas costs, more than offset the effect of reduced sales volumes. Gas transportation and storage revenues increased $21.5 million in 1997 due to both higher volumes and rates.

      DISTRIBUTION THROUGHPUT
Since distribution sales largely represent retail sales for space heating, changes in sales volumes from one period to another are primarily a function of the weather. In addition to sales service, the distribution operations provide gas transportation services to a wide range of customers, primarily commercial and industrial end users. Therefore, the volume of gas transported can be affected by changes in both economic and market conditions.

---------------------------------------------------
Distribution Throughput     1998    1997    1996
---------------------------------------------------
                           (In Billion Cubic Feet)
Sales .................     207.6   272.7   294.2
Transportation.........     198.9   189.4   174.2
                            -----   -----   -----
      Throughput.......     406.5   462.1   468.4
                            =====   =====   =====
---------------------------------------------------

       Gas sales volumes declined in 1998 compared to the prior year primarily as a result of warmer weather and the continued displacement of sales volumes to other suppliers. Residential gas sales volumes declined 47.9 Bcf in 1998, to
159.9 Bcf. The distribution subsidiaries transported 14.6 Bcf of gas in 1998, compared to 2.7 Bcf in 1997, on behalf of former residential sales customers who now purchase gas from other suppliers, including CNG Retail. Sales to commercial customers declined 15.4 Bcf to 44.3 Bcf while volumes transported to these customers decreased .3 Bcf to 43.0 Bcf, both declines being attributable to the warm weather. Total deliveries to industrial customers decreased 2.6 Bcf, to
135.7 Bcf. Industrial transport volumes were down .8 Bcf to 133.2 Bcf, while sales volumes declined 1.8 Bcf to 2.5 Bcf. Off-system transport volumes were down 1.3 Bcf in 1998, to 8.1 Bcf.
     Warmer weather and the effect of the displacement of sales volumes to other suppliers, including CNG Retail, were the reasons for the decrease in gas sales volumes in 1997 compared to 1996.

Residential gas sales volumes decreased 10.9 Bcf, to 207.8 Bcf, in 1997. Commercial sales decreased 7.1 Bcf while volumes transported to these customers were up 9.0 Bcf. Deliveries to industrial customers were lower in 1997, decreasing .5 Bcf to 138.3 Bcf. Sales to industrial customers declined 2.6 Bcf to 4.3 Bcf, while transportation volumes increased 2.1 Bcf to 134.0 Bcf. Transportation to off-system customers increased 4.1 Bcf in 1997.

TRANSMISSION
"Transmission" includes the results of the gas transmission, storage, by-product and certain other activities of CNG Transmission and the by-products business of CNG Power. Gas and oil production activities of CNG Transmission are included in the exploration and production segment.

      TRANSMISSION OPERATING INCOME BEFORE INCOME TAXES

      1998
Operating income before income taxes was $183.6 million in 1998, an increase of $2.7 million compared to the prior year. The 1998 results include the impact of the favorable resolution of a regulatory contingency amounting to $13.9 million and a charge for workforce reduction costs of $1.1 million. Also, the 1997 results included a charge amounting to $5.8 million recognized in connection with CNG Transmission's withdrawal from participation in a gas storage development project.

      1997
Operating income before income taxes declined slightly in 1997, to $180.9 million. While the 1997 period included the charge for the storage project indicated above, 1996 results included a $5.1 million charge for workforce reduction costs.

      1996
Operating income before income taxes was $181.6 million in 1996. Cost control efforts and increased gas transportation and by-products revenues contributed to the improved results in 1996. Workforce reduction charges for these operations were about the same in 1996 and 1995.

      TRANSMISSION OPERATING REVENUES
Total operating revenues increased $3.2 million during 1998, to $502.5 million. Gas transportation revenues increased $4.1 million, as higher average rates more than offset lower volumes, and gas storage service revenues increased $3.0 million. Revenues from the sale of by-products declined $18.2 million due to lower sales rates. Higher other operating revenues for 1998 include $13.9 million relating to the favorable resolution of a regulatory contingency.
     Total operating revenues declined $17.8 million in 1997, to $499.3 million. Gas transportation revenues declined $15.7 million due to both lower volumes and rates, and revenues from the sale of by-products decreased $5.1 million due primarily to lower sales rates. These decreases were partially offset by an increase of $2.8 million in gas storage service revenues.

      TRANSMISSION THROUGHPUT
The changing regulatory environment has created a number of opportunities for pipeline companies to expand and serve new markets. The Company has taken advantage of selected market expansion opportunities, concentrating its efforts primarily in the Northeast and along the East Coast. This expansion is supported by the Company's network of underground storage facilities and the location and nature of its gridlike pipeline system as a link between the country's major longline gas pipelines and the increasing energy demands of East Coast markets. A further expansion project in conjunction with East Ohio Gas and others will provide additional capacity at minimal cost. CNG Transmission's pipeline and storage facilities will continue to enable retail end users to take advantage of the accessibility of supplies nationwide in the evolving deregulation of the gas industry at the retail level (see "Distribution," page 5, and "Gas and Electric Industry Developments," page 11).

     Variations in weather conditions can also have a significant impact on the throughput of the transmission operations, since a substantial portion of the gas deliveries of these operations is ultimately used by space-heating customers. Also, transmission operations provide transportation services to a wide range of customers, including commercial and industrial end users, electric power generators, and local utility companies. Therefore, the volume of gas transported can also be affected by changes in economic and market conditions. However, due to the straight fixed variable rate design, operating income for the transmission operations is not significantly influenced by changes in throughput.
     Total throughput for the gas transmission operations, consisting entirely of transportation volumes, was 612.5 Bcf, 732.8 Bcf and 758.4 Bcf for the years 1998, 1997 and 1996, respectively.

EXPLORATION AND PRODUCTION
"Exploration and production" (E&P) includes the results of CNG Producing and the gas and oil production activities of CNG Transmission.

      E&P OPERATING INCOME BEFORE INCOME TAXES

      1998
Operating income before income taxes in 1998 was $116.6 million, a decline of $26.2 million from 1997. Results for 1998 reflect the impact of lower average gas and oil wellhead prices and lower gas production, partially offset by higher oil production. Both oil and gas production were negatively impacted during the third quarter of 1998 due to four hurricanes and tropical storms that forced temporary shutdowns of oil and natural gas wells in the Gulf of Mexico. These storms also delayed development efforts at the Nautilus complex, delaying initial production at that location until the first quarter of 1999. During 1998, CNG Producing added 374 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves and also purchased 39 Bcf of gas reserves from an affiliate, Peoples Natural Gas. The 1997 results include a non-cash, pretax charge of $10.4 million related to the Company's impairment of its Canadian oil producing properties.

      1997
Operating income before income taxes in 1997 was $142.8 million, up $9.6 million from 1996. As noted above, the 1997 results include an impairment charge of $10.4 million. The 1997 results reflect increased gas and oil production that more than offset the impact of lower average wellhead prices for gas and oil, higher royalty expense, increased operating costs related to bringing certain new production on line and increased workover activity. During 1997, the Company added 315 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves.

      1996
Operating income before income taxes in 1996 was $133.2 million, compared with an operating loss before income taxes of $200.5 million in 1995. However, the 1995 results reflect a non-cash charge of $226.2 million for the impairment of gas and oil producing properties and workforce reduction charges totaling $7.7 million. Excluding these special items, operating income before income taxes would have been $33.4 million in 1995. The effects of higher gas and oil wellhead prices and higher gas and oil production contributed to the significantly improved operating results in 1996. Higher prices and production also resulted in increased royalty expense and higher production-related costs compared to the prior year. The Company added 272 Bcf of gas equivalent from additions, revisions, and purchases of gas and oil reserves in 1996.

      GAS AND OIL PRODUCTION, PRICES AND OTHER INFORMATION
The following table sets forth the Company's gas and oil production, average wellhead prices and other information for the E&P operations for the last three years:

-------------------------------------------------------------------------------------------
                                                                  1998      1997      1996
-------------------------------------------------------------------------------------------
GAS (BCF)
Nonregulated................................................      154.9     155.3     144.5
Regulated*..................................................        2.6       2.8       3.0
                                                                  -----     -----     -----
   Total....................................................      157.5     158.1     147.5
                                                                  =====     =====     =====
OIL (000 BBLS)
Nonregulated................................................    7,894.7   7,312.0   4,765.9
                                                                =======   =======   =======
AVERAGE WELLHEAD PRICES--NONREGULATED
Gas (per Mcf)...............................................     $ 2.26    $ 2.43    $ 2.46
Oil (per Bbl)...............................................     $11.54    $16.07    $17.60


OTHER E&P DATA--NONREGULATED
DD&A (per Mcf equivalent)...................................       $.89      $.88      $.93
Average production (lifting) cost (per Mcf equivalent)......       $.31      $.33      $.32

* Cost-of-service. Cost-of-service gas reserves were held solely by Peoples Natural Gas and sold to CNG Producing during 1998.
--------------------------------------------------------------------------------
     The Company's average gas wellhead price was $2.26 per Mcf in 1998, down $.17 from 1997 but still favorable compared to industry-wide prices in 1998 due to a market price hedging program. For 1999, the Company has used derivatives to effectively sell forward approximately 102.3 Bcf of gas production as of February 1, 1999 at an average price of $2.25 per Mcf. Gas production in 1998 was down .6 Bcf, to 157.5 Bcf, compared to 1997. Average oil wellhead prices were $11.54 per barrel in 1998, down $4.53 from 1997, while oil production increased nearly 600,000 barrels, to 7.9 million barrels. The increase in oil production in 1998 was due in part to a full year of production at Neptune, a deep-water project in the Gulf of Mexico which began production in March 1997.
     The Company's average gas wellhead price was $2.43 per Mcf in 1997, down slightly from 1996. Gas production for 1997 was 158.1 Bcf, an increase of 10.6 Bcf compared to the prior year. Production from several new fields in the Gulf of Mexico contributed to the 1997 increase. Oil wellhead prices averaged $16.07 a barrel during 1997, down $1.53 from 1996, while production increased 53% compared to the prior year. The increase in oil production in 1997 was due largely to the impact of Neptune.

      E&P OPERATING REVENUES
Total operating revenues for the E&P operations were $631.1 million in 1998, a decline of $74.6 million from 1997. Gas sales revenues decreased $9.4 million due to both lower volumes and lower average gas prices compared to 1997. Revenues from oil and condensate production and trading declined $71.9 million in 1998 as the effect of lower average sales prices outweighed the impact of higher sales volumes. Revenues from oil trading decreased $45.6 million and revenues from oil and condensate production declined $26.3 million. Other operating revenues increased $6.7 million in 1998.
     Total operating revenues were $705.7 million in 1997, an increase of $73.4 million compared to 1996. Gas sales revenues decreased $.5 million, as increased sales volumes were more than offset by the effect of lower average gas prices. Revenues from oil and condensate production and trading increased $73.0 million in 1997, with higher sales volumes more than offsetting the impact of lower rates. Revenues from oil trading rose $39.7 million and revenues from oil and condensate production increased $33.3 million.

OTHER
This component, as described in the operating results table on page 5, reported operating losses before income taxes of $1.4 million, $7.3 million and $.9 million in 1998, 1997 and 1996, respectively. Start-up costs of CNG Retail and CNG Products and Services are reflected in their combined losses of $5.3 million, $3.8 million and $1.5 million in 1998, 1997 and 1996, respectively. Partially offsetting the 1998 losses was $8.8 million of pretax operating income from CNG Field Services. Also helping to offset start-up costs somewhat was pretax operating income from Consolidated LNG of $.2 million, $1.4 million and

$2.6 million for the years 1998, 1997 and 1996, respectively, reflecting the recognition of deferred income pursuant to a regulatory order.

     Results of this component for 1998, 1997 and 1996 also reflect the operations of CNG International, which had pretax operating losses of $4.7 million, $6.8 million and $3.8 million, respectively. However, earnings from CNG International's operations are attributable to investments in foreign utilities and pipelines which are accounted for under the equity method and are excluded from the operating income amounts. CNG International reported net income of $2.5 million for 1998 and reported net losses of $3.8 million in 1997 and $2.6 million in 1996.

DISCONTINUED OPERATIONS
During April 1998, management approved a plan to discontinue the Company's wholesale trading and marketing of natural gas and electricity, including integrated energy management. On July 31, 1998, the sale of the capital stock of CNG Energy Services Corporation, formerly a wholly-owned subsidiary of the Company, to Sempra Energy Trading, a subsidiary of Sempra Energy, was finalized. Included in the transaction were contracts for the purchase and sale of natural gas as well as rights to natural gas pipeline and storage capacity, mainly in the Northeast and Mid-Atlantic regions, and related working capital. Proceeds of $37.4 million were received from the sale of the stock, as adjusted for working capital items. The Company's transition out of the wholesale gas business was substantially complete at December 31, 1998.
     Losses from discontinued operations, net of applicable tax benefits, were $17.2 million, $14.5 million and $11.1 million for the years 1998, 1997 and 1996, respectively. In addition, during 1998 the Company recognized a loss on disposal of the discontinued operations, including a provision for operating losses during the phase out period, of $31.7 million, net of applicable tax benefit.

INTERNATIONAL ACTIVITIES
During December 1997, CNG International acquired ownership interests in two gas utility holding companies, Sodigas Pampeana S.A. and Sodigas Sur S.A., and in an electric utility holding company, Buenos Aires Energy Company (BAECO), from CEI Citicorp Holdings S.A. in Argentina. The gas utility holding companies have ownership interests in two gas distribution companies, Camuzzi Gas Pampeana and Camuzzi Gas del Sur, and BAECO has an ownership interest in an electric distribution company, EDEA. The service territories of these companies span from Buenos Aires province to the southernmost tip of Argentina. In March 1998 CNG International purchased additional interests in Sodigas Pampeana S.A., Sodigas Sur S.A. and BAECO from Loma Negra, bringing the Company's ownership interests in these entities to 21.55%, 21.55% and 25%, respectively. Camuzzi Argentina S.A. maintains majority ownership interests in the holding companies. At December 31, 1998, CNG International's investments in the Argentine holding companies totaled $122.8 million.
     In March 1998 CNG International purchased a 33.3% ownership interest in the Dampier-to-Bunbury Natural Gas Pipeline (DBNGP) in Western Australia from the Western Australia Government. One of CNG International's partners in the purchase was El Paso Energy Corporation (El Paso), which also holds a 33.3% ownership interest. In connection with their investments in DBNGP, CNG International and El Paso formed DBNGP Finance Company LLC (DBNGP Finance). DBNGP Finance is owned 50% by CNG International and 50% by EPED Holding Company, a wholly-owned subsidiary of El Paso. Subsequent to the formation of DBNGP Finance, the equity ownership interests of CNG International and El Paso in DBNGP were transferred to this entity.
     In October 1998 DBNGP Finance borrowed $250 million under a Senior Term Loan Facility (Term Loan). The Term Loan matures October 2, 2001, can be extended in one-year increments to October 2, 2003, and will bear interest at a variable rate. Of the gross proceeds received by DBNGP Finance under the Term Loan, $100 million was distributed to CNG International. In connection with the Term Loan, CNG International entered into an Equity Contribution Agreement with DBNGP Finance. CNG International is contractually obligated to make equity contributions to DBNGP Finance equal to the Term Loan proceeds distributed to CNG International, plus interest on such proceeds, in the event that DBNGP

Finance is unable to service this debt. The Company is contractually obligated to cause CNG International to make such contributions.

     CNG International's investments in Australia at December 31, 1998, including DBNGP Finance, totaled $77.6 million.

LIMITATION ON CAPITALIZED COSTS
As indicated in Note 1 to the consolidated financial statements, the Company follows the full cost method of accounting for its gas and oil producing activities prescribed by the Securities and Exchange Commission (SEC). Reference is made to Note 5 to the consolidated financial statements, page 33, regarding the Company's recognition under the SEC full cost rules of an impairment of its gas and oil producing properties at December 31, 1997.
     There are a number of factors, including prices, that determine whether or not an impairment is required. Because gas wellhead prices are subject to sudden and seasonal fluctuations, an impairment of these gas and oil properties is a possibility at any quarterly measurement date, unless other factors such as lower production costs or proved reserve additions mitigate the impact of a price decline.

FEDERAL AND STATE REGULATORY MATTERS

      GAS AND ELECTRIC INDUSTRY DEVELOPMENTS
Gas industry competition at the retail level is receiving increased attention from both regulators and legislators. Governments in three of the states in which the Company operates distribution subsidiaries have enacted or considered legislation regarding deregulation of natural gas at the retail level. In Ohio, a 1996 law established customer choice as a state policy in the supply of natural gas services. Implementation of the law, which allows retail customers to obtain gas from an array of suppliers, is under way. In Pennsylvania, pending legislation would unbundle gas utility merchant functions and permit the Pennsylvania Public Utility Commission to certify marketers, in addition to gas utilities, as suppliers of last resort, creating competition in a traditional gas utility function. Most recently, Virginia has begun to consider gas unbundling legislation.
     In addition to restructuring of the gas industry, the emerging unbundling of services provided by electric utilities is leading toward the convergence of the two industries to create one overall, highly competitive marketplace for a customer's total energy needs. Regulators and legislators at the federal level and in many states are considering, or are already implementing, initiatives to promote increased competition in the electric industry. A major development was the issuance in 1996 of FERC Orders 888 and 889. By requiring open access to the national electric transmission grid, Order 888 fosters increased competition in both the generation of electricity and the supply of bulk power to major wholesale customers. The companion order, Order 889, addresses the timing, information access and other administrative details associated with the FERC deregulation initiative. Congress also is considering legislation intended to facilitate the move to competition in the electric industry.
     Although progress status varies, pro-competition electric legislation is at least under consideration in many states. In Ohio, leaders of the General Assembly have predicted passage in 1999 of a bill to assure customer choice. In Pennsylvania, the 1996 Electric Generation Customer Choice and Competition Act required the transition to a competitive retail electric market to begin in January 1999, with full competition by 2001. In Virginia, the General Assembly may enact a restructuring bill which would phase in retail competition starting on January 1, 2002. Regulators and legislators in West Virginia are also debating issues related to electric industry restructuring.
     Reflecting the evolution to a more competitive energy environment, the pace and size of business combinations among natural gas and electric utilities has increased in recent years (reference is made to Note 19 to the consolidated financial statements, page 52, regarding the Company's proposed merger with
DRI). These business combinations have generally been initiated to provide benefits from economies of scale, to reduce costs by the elimination of duplicate facilities and processes, and to improve the strategic and competitive position of the surviving entity.

     Recent and pending regulatory actions may serve to further facilitate more business combinations in the energy industry. The FERC has streamlined its regulatory review process regarding pending mergers. In addition, Congress has considered legislation to conditionally repeal the Public Utility Holding Company Act of 1935 (PUHCA), to which the Company is subject. While it seems unlikely that Congress will enact PUHCA legislation on a stand-alone basis, it appears more likely that any comprehensive electric restructuring bill will include a PUHCA repeal provision. If legislation to repeal or significantly modify the provisions of the PUHCA becomes law, certain federal restrictions related to diversification activities, including business combinations, for gas and electric companies subject to the PUHCA may be eased.
     To focus the distribution and transmission operations on being more responsive to customer needs and to enable them to more effectively seize growth opportunities in the competitive marketplace, the Company announced a significant reorganization of the management structure of its regulated businesses in December 1998. The new structure brings all five regulated subsidiaries--CNG Transmission, East Ohio Gas, Peoples Natural Gas, Virginia Natural Gas and Hope Gas--under the leadership of a single management team. This new team will manage by business process rather than by company. However, all five companies will remain separate legal entities and will retain their names.

      FEDERAL AND STATE REGULATORY ISSUES
On April 29, 1998, the Virginia State Corporation Commission issued a final order in connection with the September 25, 1996 expedited rate application of Virginia Natural Gas. The order resulted in an annual revenue increase of $7.2 million, retroactive to October 25, 1996, the date new rates went into effect subject to refund. Customer refunds resulting from the order were made in 1998. The order reflects an imputed return on equity of 10.9%. In its filing, Virginia Natural Gas had requested a $13.9 million increase in annual revenues and a return on equity of 11.3%.
     On July 28, 1998, the Public Service Commission of West Virginia approved a settlement agreement filed by Hope Gas in connection with its January 5, 1998 general rate filing. The new rates became effective November 1, 1998. Under the settlement, Hope Gas is not permitted to request an increase in rates prior to January 1, 2002, nor is it obligated to file for new rates after that date. The approved settlement agreement grants Hope Gas a combined $6.5 million annual revenue increase for both base rates and gas costs. Hope Gas had originally proposed a $14.5 million annual increase in revenues.
     On November 24, 1998, the FERC approved a settlement filed by CNG Transmission in connection with its July 1, 1997 general rate filing. The settlement resolves the outstanding issues in the case and maintains the preexisting level of annual revenues. The settlement reflects an imputed return on equity of 10.7%. CNG Transmission made interim customer refunds amounting to $39.2 million in December 1998, and expects to make a final settlement refund of approximately $19 million by the end of the first quarter of 1999. In its filing, CNG Transmission had requested a $71 million increase in annual revenues and a return on equity of 14.5%.

ENVIRONMENTAL MATTERS
The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites formerly owned or operated by the subsidiaries, or their predecessors.
     Reference is made to Note 16 to the consolidated financial statements, page 46, for a detailed description of environmental matters.
     Estimates of liability in the environmental area are based on current environmental laws and regulations and existing technology. The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Additional environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

EFFECTS OF INFLATION
Although inflation rates have been low to moderate in recent years, any change in price levels has an effect on operating results due to the capital intensive and regulated nature of the Company's major business components. The Company attempts to minimize the effects of inflation through cost control, productivity improvements and regulatory actions where appropriate.

FINANCIAL CONDITION

DIVIDEND AND COMMON STOCK MATTERS
In December 1998, the Board of Directors continued the quarterly dividend on the common stock at $.485 a share. Total dividends paid to common shareholders in 1998 were $185.9 million compared with $184.6 million in 1997 and $183.0 million in 1996.
     During 1998, a total of 335,333 original issue shares were issued through various Company-sponsored plans, including 282,273 shares acquired by employees through the exercise of outstanding stock options.
     Under the Company's stock repurchase plan, up to 10 million shares of the Company's common stock can be repurchased in the open market. Shares may also be purchased in private transactions. The Company may also acquire shares of its common stock through certain provisions of the various stock incentive plans. The shares repurchased or acquired are held as treasury stock and are available for reissuance for general corporate purposes or in connection with various employee benefit plans. In January 1998, the Company purchased approximately 4.6 million shares of its common stock in a private transaction for use in satisfying the conversion rights of debentures called for redemption (see "Call of Debentures," Page 14). The Company acquired 220,462 shares in 1997 at a cost of $12.3 million, or an average price of $55.73 a share, primarily to fund certain nonqualified benefit plans via a grantor trust. At December 31, 1998 and 1997, a total of 495,123 and 659 shares, respectively, were being held as treasury stock.

CAPITAL SPENDING
The current capital spending program for 1999 is estimated at $524.5 million, a 31% decrease compared with total capital spending in 1998. The estimated 1999 budget has been allocated as follows: exploration and production, $337.0 million; distribution, $128.4 million; transmission, $51.3 million; and corporate and other, $7.8 million. The decreased level of capital expenditures planned for 1999 anticipates lower spending for international projects, which will be evaluated on a case-by-case basis. Exploration and production operations reflect increased spending on deep-water projects and increased conventional onshore and offshore drilling. Transmission and distribution operations expenditures will primarily be limited to spending for enhancements and improvements in the pipeline system and related facilities. The "corporate and other" category includes expenditures to upgrade information systems technology.
     Funds required for the capital spending program, as well as for other general corporate purposes, are expected to be obtained principally from internal cash generation. The Company may require long-term financing in 1999 to support capital spending, and may also utilize the capital markets to take advantage of other opportunities, including exploration and production acquisitions, or to increase its financial flexibility.

CAPITAL RESOURCES AND LIQUIDITY
Because of the seasonal nature of the regulated subsidiaries' heating business, a substantial portion of the Company's cash receipts are realized in the first half of the year. However, cash requirements for capital expenditures, dividends, debt retirements and other working capital needs do not track this pattern of cash receipts. Consequently, additional cash needs are satisfied through the sale of short-term commercial paper notes or by the issuance of long-term debt. As shown in the Consolidated Statement of Cash Flows, net cash provided by operating activities from continuing operations was $767.4 million, $784.1 million and $424.9 million for the years 1998, 1997 and 1996, respectively. The increase in net cash provided by operating activities in 1997 was due in part to higher gas sales revenues in 1997, including the recovery of previously deferred purchased gas costs by the distribution subsidiaries, and the payment of customer refunds in 1996 that did not recur in 1997.

     In October 1998, the Company sold $200 million of 6% Debentures Due October 15, 2010. The proceeds were used for general corporate purposes including capital expenditures, reduction of short-term debt, repurchase of Company stock, and the acquisition, retirement or redemption of debt securities.
     The Company has a shelf registration with the SEC which would allow it to sell up to an additional $338.3 million of debt or equity securities. The amount and timing of any future sale of these securities will depend on capital requirements, including financing necessary to enable the Company to pursue asset acquisition opportunities, and financial market conditions.
     The Company's embedded long-term debt cost, excluding current maturities, at year-end 1998 was 6.96%, compared with 7.20% for 1997 and 7.27% for 1996. The long-term debt to capitalization ratio was 36.5%, 39.7% and 39.3% at the end of 1998, 1997 and 1996, respectively. Under the provisions of one of the indentures covering the Company's outstanding senior debenture issues, the ratio cannot exceed 60%. The Company's senior debentures are rated A2 by Moody's Investors Service, AA-- by Standard & Poor's, AA-- by Duff and Phelps, and AA by Fitch Investors Service.
     At December 31, 1998, the Company had a short-term credit agreement with a group of banks for $775 million. The Company made no borrowings under this agreement during 1998 and there were no amounts outstanding under any credit agreements at December 31, 1998 or 1997.
     The Company utilizes short-term borrowings to finance gas inventories and other working capital requirements. Funds from the sale of commercial paper notes were used for these purposes in 1998, of which $558.9 million was outstanding at year-end. The Company may utilize unused portions of its credit agreements to provide support for commercial paper notes.

      CALL OF DEBENTURES
In January 1998 the Company called for redemption the entire principal amount outstanding of its 7-1/4% Convertible Subordinated Debentures, totaling $246.2 million. These debentures were convertible into shares of the Company's common stock at an initial conversion price of $54 per share. The redemption price was 102.18% of the principal amount plus accrued interest payable on February 23, 1998. In anticipation of the call, in January 1998 the Company purchased approximately 4.6 million shares of its common stock in a private transaction to satisfy the potential conversion obligation. The right to convert expired on February 13, 1998, and approximately 1.6 million of the acquired shares were issued on conversion. The remaining acquired shares were sold in two underwritten offerings during February and March 1998.

YEAR 2000 TECHNOLOGY ISSUE
Similar to all business entities, the Company will be impacted by the inability of some computer application software programs to distinguish between the year 1900 and 2000 due to a commonly-used programming convention.
     In the early 1990s, the Company identified business systems in need of technology updates to successfully adapt to changes in the business climate and the emerging competitive marketplace. These changes required the Company to move toward common, integrated systems and computing platforms. Accordingly, many systems representing older technology, which were not year 2000 ready, were targeted for replacement. This plan is being executed through major initiatives such as a company-wide implementation of Oracle Financial Applications, the development of a new revenue and customer information system for the distribution subsidiaries called "CAMP," and the development and implementation of applications for gas control management and asset and facilities mapping. Through these initiatives over 75 application systems, including associated technical infrastructure, are being replaced.
     In 1997, the Company formalized its approach to year 2000 issues with the creation of a Year 2000 Project Office (Project Office) at the corporate level to coordinate company-wide year 2000 activities. All of the Company's operating subsidiaries are participating in this effort under the direction of the Project Office.

     The Company is addressing year 2000 issues via a systematic methodology that mitigates risk and incorporates a thorough due diligence process. This strategy recognizes that the definition of "year 2000 compliance" varies broadly depending on the industry, component, vendor, and/or device. The Company's strategy prioritizes the critical areas of the business to eliminate any potential impact on safety, and to mitigate or eliminate any adverse effect on revenues, assets, customer service and the environment that may result from the date change event.

      PROJECT DESCRIPTION AND ACTIVITIES
The major areas of focus of the Company's year 2000 efforts include application systems, process control components, technical infrastructure, physical infrastructure, and business partner and vendor relationships.
These project areas are summarized below:
     Application Systems. Application systems encompass all automated systems, including those developed internally and those purchased from vendors. These systems include traditional business applications, as well as operations and engineering applications.
     Process Control Components (embedded technology). Process control devices automate certain production, transportation and delivery functions in connection with natural gas, oil and liquids. These devices, such as flow computers and pressure regulators, generally include embedded computer technology.
     Technical Infrastructure. This category represents the underlying technical architecture which supports the Company's application systems, e-mail, and similar infrastructure. This infrastructure includes mainframe hardware and software, application servers, local and wide area networks, desktop personal computers and telecommunications.
     Physical Infrastructure. This category represents the Company's physical plant, including office buildings. Building infrastructure such as elevators, HVAC systems, security and fire alarm systems are examples of components included in this category.
     Business Partner and Vendor Relationships. This area involves analysis of critical business partner and vendor relationships and third party commitment to addressing year 2000 issues via discussion, contract reviews and additional detailed assessment as considered necessary.
     For each of the areas described above, the Company employs a five-phase process methodology as follows:

      (1) Inventory: In this phase, the Company compiles comprehensive inventories of each of the major project areas.
      (2) Assessment and Analysis: This phase is performed to determine the extent to which year 2000 issues exist in any of the inventoried areas and, if so, whether the issue is controllable (can be remedied by the Company) or non-controllable (is dependent upon vendor representation and/or remediation and can only be tested by the Company).
      (3) Repair and Replacement: Renovations, replacements, and upgrades are made during this phase to remedy year 2000 issues.
      (4) Testing: During this phase, independent testing is performed to ensure year 2000 issues have been mitigated.
      (5) Continuity Planning: This phase is focused on ensuring continuity of major and critical business processes that could be affected by year 2000 events. This effort includes "zero-day" (December 31, 1999), contingency, and recovery planning in combination to consider and mitigate the effects of unknown internal and external year 2000 risks.

     The Company utilizes a multi-vendor strategy to maximize the effectiveness of its year 2000 efforts. The Company's primary external consultants include Compuware Inc. (analysis and renovation of mainframe and client/server application systems, tools for testing of application systems and professional services for application systems test planning) and Keane, Inc. (process control component analysis, test planning and execution; operations and engineering application systems inventory and analysis; continuity planning; and facilities/physical infrastructure inventory and analysis).

PROJECT STATUS
The following summarizes the Company's progress in the major project areas through December 31, 1998:

-----------------------------------------------------------------------------------------
                                                 PHASE
-----------------------------------------------------------------------------------------
  PROJECT AREA       Inventory     Assessment      Repair/       Testing      Continuity
                                                   Replace                     Planning
-----------------------------------------------------------------------------------------
  APPLICATION        Complete      Complete      In progress    In progress   In progress
  SYSTEMS
-----------------------------------------------------------------------------------------
  PROCESS CONTROL    Complete      Complete      In progress    In progress   In progress
  COMPONENTS
-----------------------------------------------------------------------------------------
  TECHNICAL          Complete      Complete      In progress    In progress   In progress
  INFRASTRUCTURE
-----------------------------------------------------------------------------------------
  PHYSICAL           In progress   In progress   In planning    In planning   In planning
  INFRASTRUCTURE
-----------------------------------------------------------------------------------------
  BUSINESS           Ongoing       Ongoing       Not            Not           In progress
  PARTNERS AND       process       process       applicable     applicable
  SUPPLIERS
-----------------------------------------------------------------------------------------

     Application Systems. During the assessment phase, approximately 80 application systems were identified requiring some degree of repair or replacement. However, the Company's actions to upgrade to newer, more functional versions of vendor software have mitigated many existing year 2000 issues. These upgrade activities will continue through mid-1999. Repair and replacement activities for internally developed application systems began in March 1998 and are substantially complete at year end 1998, with testing continuing through mid-1999. Reference is made to "Risks," page 17, for information on the status of CAMP.
     Process Control Components. For process control components inventoried by the Company, approximately 43% are not date sensitive, and therefore are not affected by year 2000 issues. For date sensitive components, the Company estimates a year 2000 failure rate of approximately 10% to 12%. Replacement of a small number of non-compliant components will continue through early 1999, while testing of components believed to be year 2000 ready continues and is approximately 44% complete.
     Technical Infrastructure. Technical infrastructure has been analyzed directly with vendors and via the use of an external vendor research database service. This information is being used to guide year 2000 upgrades of infrastructure as necessary. Repair, replacement and testing activities are approximately 92% complete for all categories of technical infrastructure, while efforts in the critical area of application servers are 93% complete. The Company had completed a substantial portion of year 2000 upgrades by the end of 1998, and is continuing with testing into 1999.
     The Company has developed plans to determine the status of year 2000 readiness of its desktop personal computers. Inventory activities began in December 1998, and are expected to continue through February 1999, after which any repair or replacement activities will commence. Updated desktop infrastructure continues to be deployed that is year 2000 ready concurrent with the implementation of many new application systems described above. The Company plans to confirm year 2000 readiness of this infrastructure via testing, which is expected to be completed by mid-1999.

     Physical Infrastructure. The Company has completed the inventorying of non-gas related physical infrastructure components that may be subject to year 2000 problems, and is currently verifying its inventory of gas-related facilities. Critical physical infrastructure components that are related to process control have been inventoried and assessed in the process control area of the project. Repair activities, if necessary, will follow the verification process. Where facilities are leased, the Company is identifying and working with building managers/lessors to ensure they are actively addressing the year 2000 issue as a primary effort in continuity planning.
     Business Partner and Vendor Relationships. Strategic business partner and vendor relationships have been given priority in the inventory phase, and assessment continues via questionnaires and interviews. Over 1,000 strategic relationships had been identified and queried by the end of 1998. The Company will continue to prioritize, identify and assess business partner and vendor relationships until significant areas of risk have been identified and mitigated, and is also preparing contingency plans in the event mitigation efforts are not successful. The Company had performed a preliminary analysis of all significant relationships by the end of 1998, including the year 2000 status of operations in Argentina and Australia in which the Company has investments.
     Continuity Planning. The Company has completed development of a continuity planning methodology and has identified critical business processes. Business continuity managers have been identified and will be trained in the continuity planning methodology in early 1999. Continuity plans are expected to be developed commencing February 1999, drawing upon an extensive inventory of contingency and recovery plans already in operation.

Costs
Based upon project status as described above, the Company expects to spend a total of approximately $22.6 million in connection with its Project Office efforts, its use of external consultants and the remediation of affected application systems. This estimate includes $6.8 million of capitalized costs for hardware and software used (or expected to be used) in the testing phase, and for application system and technical infrastructure replacements. This estimate excludes costs incurred or expected to be incurred in connection with the development and installation of major new application systems which are expected to be year 2000 ready, the Company's potential share of year 2000 costs that may be incurred by partnerships and joint ventures in which the Company participates but is not the operator, and internal labor costs other than those of the core Project Office. As of December 31, 1998, the Company has incurred costs approximating $5.4 million (of which $1.5 million has been capitalized) in connection with its year 2000 efforts. Total costs incurred as of December 31, 1998, as a proportion of the total year 2000 budget, is not indicative of the overall completion rate of the project, which is estimated to be over 50%.

Risks
Significant progress has been made in the development of CAMP for use at Hope Gas and EOG Energy Choice. However, previous technical difficulties and delays have caused the Company to invoke a contingency plan which involves renovation of the current revenue application system for the other distribution subsidiaries and 20 related application systems to make such systems year 2000 ready. These current systems collectively address the business processes which were to be handled by CAMP. Renovation activities have been completed in connection with this contingency plan and implementation, including testing, is scheduled to be completed by August 1999. Under a worst case scenario, the current revenue application systems would not be year 2000 ready by the end of 1999 for the other distribution subsidiaries and CAMP would not be successfully implemented or year 2000 ready at Hope Gas and EOG Energy Choice. The estimate of $22.6 million referred to above includes approximately $2.3 million of costs in connection with the CAMP contingency plan. Concurrent with this effort, the Company is continuing the development of CAMP and has capitalized $53.0 million related to this project as of December 31, 1998. The CAMP core software is a licensed product of the Company's independent accountants, PricewaterhouseCoopers LLP (PwC), and PwC is the primary information systems consultant on this project.

     If a material year 2000 problem is not corrected in a timely manner, an interruption in, or a failure of, certain normal business activities or operations of the Company could occur. Such instances could materially and adversely affect the Company's financial position, cash flows and/or results of operations. Due to the uncertainty inherent in the year 2000 issue, including the uncertainty of year 2000 readiness of third party vendors, business partners and customers, the Company cannot determine at this time whether the consequences of any year 2000 failures will have a material impact on its financial position, cash flows or results of operations. However, the Company's Project Office activities and the implementation of new application systems are expected to reduce the risk of a material year 2000 failure.

PRICE RISK MANAGEMENT ACTIVITIES
In the normal course of business, certain of the Company's operations are subject to market risk and credit risk in connection with the production, purchase and sale of natural gas and oil and stored gas inventories. In addition, the Company's foreign equity investments are subject to foreign currency risk. Reference is made to Note 15 to the consolidated financial statements, Page 45, regarding the fair value of the Company's long-term debt which is comprised of fixed-rate instruments.

      MARKET AND CREDIT RISK
Price risk management activities expose the Company to market risk. Market risk represents the potential loss that can be caused by the change in market value of a particular commitment. The Company has appropriate operating procedures in place that are administered by experienced management to help ensure that proper internal controls are maintained. In addition, the Company has established an independent function at the Corporate level to monitor compliance with the price risk management policies of all subsidiaries.
     Price risk management activities also expose the Company to credit risk. Credit risk represents the potential loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company maintains credit policies with respect to its counterparties that management believes minimize overall credit risk. Such policies include the evaluation of a prospective counterparty's financial condition, collateral requirements where deemed necessary, and the use of standardized agreements which facilitate the netting of cash flows associated with a single counterparty. The Company also monitors the financial condition of existing counterparties on an ongoing basis. Considering the system of internal controls in place and credit reserve levels at December 31, 1998, the Company believes it unlikely that a material adverse effect on its financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.
     The Company uses over-the-counter (OTC) price swap agreements, exchange-traded futures contracts, and option contracts to manage market risk inherent in the production, purchase and sale of natural gas and oil and stored gas inventories. The level of market risk exposure from these activities is maintained within risk management guidelines.

      USE OF DERIVATIVES--NATURAL GAS
Information as of December 31, 1998 and 1997 for derivatives that are sensitive to changes in natural gas prices follow. Net notional quantities are used to calculate the payments and quantities to be exchanged under the contractual terms of the futures contracts and swap agreements and are not a measure of the Company's exposure to the use of these derivatives. It should also be noted that these disclosures exclude information about the Company's natural gas commodity purchase and sale commitments which are sensitive to changes in natural gas prices, and information related to firm transportation and storage agreements for which the Company must make specified minimum payments each month. Therefore, the information presented regarding the use of derivatives by the Company does not reflect the earnings impact of the physical transactions that may offset the financial gains and losses arising from the use of derivatives.

     The following table presents net notional quantities and weighted average settlement prices by expected maturity date for futures contracts used to hedge natural gas price risk. All of the contracts included in the table below have been designated as hedges of the future production, purchase and/or sale of natural gas. At December 31, 1998, the Company held no futures contracts with maturity dates extending beyond 2001.

--------------------------------------------------------------------------------------------------------------------
                                                                   Expected Maturity Date               Unrealized
                                                                 ---------------------------              Gain
Exchange-Traded Futures Contracts                                1999      2000        2001     Total  at 12/31/98
--------------------------------------------------------------------------------------------------------------------
                                                                                                      (In Thousands)
Contract volumes (in 10,000 mmbtu), purchased (sold).........    (7,048)     314          51  (6,683)   $16,418
Weighted average settlement price (per mmbtu)................     $2.18    $2.17       $2.29
--------------------------------------------------------------------------------------------------------------------

       At December 31, 1997, the Company held futures contracts related to natural gas purchase and sale commitments and storage inventory covering 2.9 Bcf of gas on a net basis maturing through 2000 having a net unrealized loss of $1.1 million.
     The following table presents natural gas price swap information for agreements in which the Company is obligated to pay or receive a fixed price in exchange for receiving or paying a variable price at a location, and those in which the Company pays or receives an amount based on prices at different locations. At December 31, 1998, the Company had not entered into any price swap agreements extending beyond 2003. All of the swap agreements included in the table below have been entered into to hedge the risk of market price changes in connection with the future production, purchase and/or sale of natural gas. The weighted average variable pay and receive forward prices are based upon quotes obtained from third party brokers and dealers that are active in the respective markets.

PRICE SWAP AGREEMENTS

--------------------------------------------------------------------------------------------------------------
                                                  Expected Maturity Date
                                         ---------------------------------------
(Quantities in 10,000 mmbtu)                                                                      Fair Value
(Rates per mmbtu)                        1999    2000       2001      2002   2003    Total       at 12/31/98
--------------------------------------------------------------------------------------------------------------
                                                                                                (In Thousands)
Pay Fixed, Receive Variable
---------------------------
Net notional quantities.............     7,922   4,734       3,958                   16,614        $(23,491)
   Weighted average pay rate........      $.99    $.97       $1.31
   Weighted average receive rate....      $.78    $.88       $1.24


Receive Fixed, Pay Variable
---------------------------
Net notional quantities.............     4,540   2,708       1,854   1,718   1,704   12,524        $ 13,388
   Weighted average pay rate........     $1.27   $1.68       $2.12   $2.22   $2.27
   Weighted average receive rate....     $1.57   $1.68       $2.08   $2.23   $2.28
--------------------------------------------------------------------------------------------------------------

       At December 31, 1997, the Company had price swap agreements of varying duration outstanding to exchange monthly payments on net notional quantities of gas over the ensuing five years. Net notional quantities and related fair value at that date for swap agreements in which the Company pays a fixed price in exchange for a variable price totaled 324.5 Bcf and $(26.3) million, respectively. For swap agreements in which the Company pays a variable price in exchange for a fixed price, net notional quantities and related fair value at December 31, 1997 totaled 297.2 Bcf and $28.7 million, respectively.

      USE OF DERIVATIVES--OTHER
At December 31, 1998, the Company was not a party to price swap agreements, futures or option contracts in connection with the production or sale of crude oil.
     At December 31, 1997, the Company held futures contracts expiring in 1998 covering the sale of 1,750,000 barrels of oil with a weighted average settlement price of $18.24 per barrel and an aggregate unrealized gain of approximately $4.4 million. Also at December 31, 1997, the Company had a foreign currency swap agreement with an aggregate notional amount of $51.0 million and an unrealized gain of $4.5 million. The Company terminated its involvement in this swap agreement during 1998 in connection with the sale of its wholesale marketing business.

FORWARD-LOOKING INFORMATION
Certain matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere herein are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such statements may address future events and conditions concerning the Company's proposed merger with DRI, capital expenditures, earnings, risk management, litigation, the year 2000 technology issues and costs, environmental matters, rate and other regulatory matters, liquidity and capital resources, and financial accounting and reporting matters. Actual results in each instance could differ materially from those currently anticipated in such statements, due to factors such as: natural gas and electric industry restructuring, including ongoing state and federal activities; the weather; demographics, general economic conditions and specific economic conditions in the Company's distribution service areas; developments in the legislative, regulatory and competitive environment in which the Company operates; and other circumstances affecting anticipated revenues and costs.
     Risks in connection with the Company's year 2000 efforts include the Company's ability to successfully identify, correct and test, in a timely manner, potential year 2000 problems which could have a significant impact on specific business functions or processes, and the ability of third party vendors, business partners and customers to ensure year 2000 readiness of their systems and business operations.

SUMMARY OF FINANCIAL DATA
The Company's Summary of Financial Data is on page 21.


SELECTED FINANCIAL DATA
----------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL DATA (THOUSAND $)                1998         1997        1996(b)      1995(b)       1994
----------------------------------------------------------------------------------------------------------------
EARNINGS (a)
Gas sales........................................   $1,868,110  $2,284,384   $2,149,771  $1,837,159   $2,402,861
Gas transportation, storage and other............      892,296     892,726      805,687     666,416      633,167
   Total operating revenues......................    2,760,406   3,177,110    2,955,458   2,503,575    3,036,028
Purchased gas....................................      900,401   1,114,080      963,217     864,591    1,424,020
Liquids, capacity and other products purchased...      145,277     210,575      179,307      87,434      107,094
Operation and maintenance........................      708,378     757,220      757,321     719,273      689,575
Depreciation and amortization....................      329,913     324,638      302,883     255,949      279,317
Impairment of gas and oil producing properties...           --      10,351           --     226,209           --
Taxes, other than income taxes...................      179,299     193,584      190,683     190,716      192,617
   Operating income before income taxes..........      497,138     566,662      562,047     159,403      343,405
Income taxes.....................................      129,649     156,269      162,315       7,381       82,427
Other income-net.................................       34,700      12,442        8,975      10,661        9,694
Write-down of coal properties....................           --          --           --      31,266           --
Interest charges.................................      114,478     103,927       99,325     102,584       87,501
Income from continuing operations................      287,711     318,908      309,382      28,833      183,171
DISCONTINUED OPERATIONS (Note 2)
Loss from discontinued energy marketing services       (17,238)    (14,528)     (11,109)     (7,489)          --
   operations, net of applicable tax benefit.....
Loss from disposal of energy marketing services
   operations, including provision for operating
   losses during the phase out period, net of
   applicable tax benefit........................      (31,707)         --           --          --           --
NET INCOME.......................................      238,766     304,380      298,273      21,344      183,171
EARNINGS PER COMMON SHARE--BASIC
Income from continuing operations................        $3.03       $3.36        $3.29        $.31        $1.97
Loss from discontinued operations................         (.18)       (.15)        (.12)       (.08)          --
Loss from disposal of discontinued operations....         (.33)         --           --          --           --
NET INCOME.......................................        $2.52       $3.21        $3.17        $.23        $1.97
EARNINGS PER COMMON SHARE--DILUTED
Income from continuing operations................        $3.00       $3.30        $3.24        $.31        $1.97
Loss from discontinued operations................         (.18)       (.15)        (.11)       (.08)          --
Loss from disposal of discontinued operations....         (.33)         --           --          --           --
NET INCOME.......................................        $2.49       $3.15        $3.13        $.23        $1.97
Return on average stockholders' equity...........        10.0%       13.3%        14.0%        1.0%         8.4%
Times fixed charges earned.......................         4.03        4.90         5.04        1.32         3.53
----------------------------------------------------------------------------------------------------------------
DIVIDENDS--CASH
Paid per common share............................        $1.94       $1.94        $1.94       $1.94        $1.94
   Payout ratio..................................        77.0%       60.4%        61.2%      843.5%        98.5%
Declared per common share........................        $1.94       $1.94        $1.94       $1.94        $1.94
----------------------------------------------------------------------------------------------------------------
ASSETS
Total assets.....................................   $6,361,900  $6,313,694   $6,000,605  $5,418,293   $5,518,673
Property, plant and equipment
   Total investment..............................    9,172,465   8,714,758    8,304,205   7,929,350    7,676,956
   Accumulated depreciation......................    4,734,001   4,491,955    4,226,905   4,016,945    3,650,310
Capital expenditures and acquisitions............      762,916     609,373      560,293     439,393      437,785
----------------------------------------------------------------------------------------------------------------
CAPITAL STRUCTURE
Total common stockholders' equity................   $2,399,608  $2,358,318   $2,205,152  $2,045,818   $2,184,334
Long-term debt...................................    1,379,729   1,552,890    1,426,315   1,291,811    1,151,973
                                                     ---------   ---------    ---------   ---------    ---------
   Total capitalization..........................   $3,779,337  $3,911,208   $3,631,467  $3,337,629   $3,336,307
                                                    ==========  ==========   ==========  ==========   ==========
Long-term debt ratio.............................        36.5%       39.7%        39.3%       38.7%        34.5%
Shares outstanding at year-end...................   95,449,428  95,622,622   94,933,631  93,591,623   93,027,847
Common stockholders' equity per share............       $25.14      $24.66       $23.23      $21.86       $23.48
----------------------------------------------------------------------------------------------------------------

(a) Amounts for the years 1995 through 1997 have been restated, as applicable, to present continuing operations separate from discontinued operations.
(b) Certain amounts and ratios are not comparable with prior years due to special charges.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Consolidated Natural Gas Company


In our opinion, the consolidated financial statements appearing on pages 23 through 58 of this Appendix I to the proxy statement for the 1999 annual meeting of stockholders present fairly, in all material respects, the financial position of Consolidated Natural Gas Company and subsidiaries (collectively, the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICEWATERHOUSECOOPERS LLP



600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 9, 1999, except for Note 19,
which is as of February 22, 1999

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------

  For the Years Ended December 31,                                           1998          1997          1996
-------------------------------------------------------------------------------------------------------------------
                                                                                  (Thousands of Dollars)
OPERATING REVENUES
Regulated gas sales.....................................................    $1,373,691    $1,851,001    $1,753,667
Nonregulated gas sales..................................................       494,419       433,383       396,104
                                                                            ----------    ----------    ----------
     Total gas sales....................................................     1,868,110     2,284,384     2,149,771
Gas transportation and storage..........................................       545,933       492,080       479,588
Other...................................................................       346,363       400,646       326,099
                                                                            ----------    ----------    ----------
     Total operating revenues (Note 4)..................................     2,760,406     3,177,110     2,955,458
                                                                            ----------    ----------    ----------
OPERATING EXPENSES
Purchased gas...........................................................       900,401     1,114,080       963,217
Liquids, capacity and other products purchased..........................       145,277       210,575       179,307
Operation expense (Note 6)..............................................       618,010       666,612       667,254
Maintenance.............................................................        90,368        90,608        90,067
Depreciation and amortization (Note 5)..................................       329,913       324,638       302,883
Impairment of gas and oil producing properties (Note 5).................            --        10,351            --
Taxes, other than income taxes..........................................       179,299       193,584       190,683
                                                                            ----------    ----------    ----------
     Subtotal...........................................................     2,263,268     2,610,448     2,393,411
                                                                            ----------    ----------    ----------
     Operating income before income taxes...............................       497,138       566,662       562,047
Income taxes (Note 8)...................................................       129,649       156,269       162,315
                                                                            ----------    ----------    ----------
     Operating income...................................................       367,489       410,393       399,732
                                                                            ----------    ----------    ----------
OTHER INCOME
Interest revenues.......................................................         3,165         1,663         2,024
Other-net...............................................................        31,535        10,779         6,951
                                                                            ----------    ----------    ----------
     Total other income.................................................        34,700        12,442         8,975
                                                                            ----------    ----------    ----------
     Income before interest charges.....................................       402,189       422,835       408,707
                                                                            ----------    ----------    ----------
INTEREST CHARGES
Interest on long-term debt..............................................       106,307       104,927       101,814
Other interest expense..................................................        19,659         5,774         3,374
Allowance for funds used during construction............................       (11,488)       (6,774)       (5,863)
                                                                            ----------    ----------    ----------
     Total interest charges.............................................       114,478       103,927        99,325
                                                                            ----------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS.......................................       287,711       318,908       309,382
DISCONTINUED OPERATIONS (Note 2)
Loss from discontinued energy marketing services operations,
   net of applicable tax benefit........................................       (17,238)      (14,528)      (11,109)
Loss from disposal of energy marketing services operations,
   including provision for operating losses during the phase out period,
   net of applicable tax benefit........................................       (31,707)           --            --
                                                                            ----------    ----------    ----------

NET INCOME..............................................................     $ 238,766     $ 304,380     $ 298,273
                                                                             =========-    =========-    =========
EARNINGS PER COMMON SHARE--BASIC
   Income from continuing operations (Note 3)...........................         $3.03         $3.36         $3.29
   Loss from discontinued operations....................................          (.18)         (.15)         (.12)
   Loss from disposal of discontinued operations........................
                                                                                  (.33)           --            --
                                                                            ----------    ----------    ----------
NET INCOME..............................................................         $2.52         $3.21         $3.17
                                                                            ==========    ==========    ==========
EARNINGS PER COMMON SHARE--DILUTED
   Income from continuing operations (Note 3)...........................         $3.00         $3.30         $3.24
   Loss from discontinued operations....................................          (.18)         (.15)         (.11)
   Loss from disposal of discontinued operations........................
                                                                                  (.33)           --            --
                                                                            ----------    ----------    ----------
NET INCOME..............................................................         $2.49         $3.15         $3.13
                                                                            ==========    ==========    ==========
-------------------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

At December 31,                                                        1998           1997
-------------------------------------------------------------------------------------------------
                                                                      (Thousands of Dollars)
ASSETS
PROPERTY, PLANT AND EQUIPMENT (Note 5)
Gas utility and other plant......................................      $5,091,793     $5,004,139
Accumulated depreciation and amortization........................      (1,999,484)    (1,949,483)
                                                                       ----------     ----------
      Net gas utility and other plant............................       3,092,309      3,054,656
                                                                       ----------     ----------
Exploration and production properties............................       4,080,672      3,710,619
Accumulated depreciation and amortization........................      (2,734,517)    (2,542,472)
                                                                       ----------     ----------
      Net exploration and production properties..................       1,346,155      1,168,147
                                                                       ----------     ----------
      Net property, plant and equipment..........................       4,438,464      4,222,803
                                                                       ----------     ----------

CURRENT ASSETS
Cash and temporary cash investments..............................         135,453         65,035
Accounts receivable
   Customers.....................................................         363,503        804,015
   Unbilled revenues and other...................................         221,833        176,787
   Allowance for doubtful accounts...............................         (23,039)       (29,590)
Inventories, at cost
   Gas stored--current portion (Note 9)...........................        120,665        139,157
   Materials and supplies (average cost method)..................          27,940         30,256
Unrecovered gas costs (Note 4)...................................          34,860         55,062
Deferred income taxes--current (net) (Note 8).....................         21,786             --
Prepayments and other current assets.............................         258,899        212,919
                                                                       ----------     ----------
      Total current assets.......................................       1,161,900      1,453,641
                                                                       ----------     ----------

REGULATORY AND OTHER ASSETS
Other investments................................................         302,307        223,900
Deferred charges and other assets (Notes 4, 6, 7, 8 and 16)......         459,229        413,350
                                                                       ----------     ----------
      Total regulatory and other assets..........................         761,536        637,250
                                                                       ----------     ----------

      Total assets...............................................      $6,361,900     $6,313,694
                                                                       ==========     ==========
-------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

------------------------------------------------------------------------------------------------------------
At December 31,                                                                 1998           1997
------------------------------------------------------------------------------------------------------------
                                                                               (Thousands of Dollars)
STOCKHOLDERS' EQUITY AND LIABILITIES
CAPITALIZATION
Common stockholders' equity (Note 10)
   Common stock, par value $2.75 per share
      Authorized--400,000,000 shares
      Issued, 1998--95,944,551 shares, 1997--95,623,281 shares...........        $  263,848      $  262,964
   Capital in excess of par value........................................           571,972         566,755
   Retained earnings (Note 12)...........................................         1,591,543       1,539,587
   Treasury stock, at cost (1998--495,123 shares, 1997--659 shares)......           (26,359)            (38)
   Unearned compensation.................................................            (1,396)        (10,950)
                                                                                -----------     -----------
      Total common stockholders' equity..................................         2,399,608       2,358,318
Long-term debt (Note 13).................................................         1,379,729       1,552,890
                                                                                -----------     -----------
      Total capitalization...............................................         3,779,337       3,911,208
                                                                                -----------     -----------
CURRENT LIABILITIES
Current maturities on long-term debt.....................................           111,125         154,000
Commercial paper (Note 14)...............................................           558,900         238,700
Accounts payable.........................................................           423,695         651,365
Estimated rate contingencies and refunds (Note 4)........................            78,266          29,112
Amounts payable to customers (Note 4)....................................            48,339             880
Taxes accrued............................................................           122,788         125,056
Deferred income taxes--current (net) (Note 8).............................               --          13,735
Dividends declared.......................................................            46,277          46,377
Other current liabilities................................................           154,947         127,016
                                                                                -----------     -----------
      Total current liabilities..........................................         1,544,337       1,386,241
                                                                                -----------     -----------

DEFERRED CREDITS
Deferred income taxes (Note 8)...........................................           780,928         712,118
Accumulated deferred investment tax credits..............................            24,475          26,658
Deferred credits and other liabilities (Notes 4, 7 and 8)................           232,823         277,469
                                                                                -----------     -----------
      Total deferred credits.............................................         1,038,226       1,016,245
                                                                                -----------     -----------

COMMITMENTS AND CONTINGENCIES (Note 17)
                                                                                -----------     -----------
      Total stockholders' equity and liabilities.........................       $ 6,361,900     $ 6,313,694
                                                                                ===========     ===========
------------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------
  For the Years Ended December 31,                                      1998       1997       1996
-------------------------------------------------------------------------------------------------------
                                                                          (Thousands of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...................................  $ 287,711  $ 318,908   $ 309,382
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
     Depreciation and amortization..................................    329,913    324,638     302,883
     Impairment of gas and oil producing properties.................         --     10,351          --
     Pension cost (credit)-net......................................    (56,496)   (46,011)    (24,317)
     Stock award amortization.......................................      7,460      8,209       7,774
     Deferred income taxes-net......................................     17,901      4,186      62,164
     Investment tax credit..........................................     (2,171)    (2,193)     (2,201)
     Changes in current assets and current liabilities
        Accounts receivable-net.....................................      4,244    (14,953)    (54,040)
        Inventories.................................................     (2,584)    38,125     (55,277)
        Unrecovered gas costs.......................................     20,202     52,954     (82,893)
        Accounts payable............................................     92,795     (1,511)      3,064
        Estimated rate contingencies and refunds....................     49,154      7,510     (37,761)
        Amounts payable to customers................................     47,459        880     (40,315)
        Taxes accrued...............................................       (614)    23,834     (17,063)
        Other-net...................................................    (40,282)     3,517       6,791
     Changes in other assets and other liabilities..................     14,716     55,750      46,985
     Other-net......................................................     (2,015)       (70)       (252)
                                                                      ---------  ---------   ---------

        Net cash provided by continuing operations..................    767,393    784,124     424,924
Net cash provided by (or used in) discontinued operations...........     44,735    (42,016)    (17,759)
                                                                      ---------  ---------   ---------
        Net cash provided by operating activities...................    812,128    742,108     407,165
                                                                      ---------  ---------   ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
Plant construction and other property additions.....................   (561,654)  (514,705)   (434,247)
Proceeds from dispositions of property, plant and equipment-net.....     (1,267)     1,056       9,067
Cost of other investments-net.......................................   (104,233)   (86,763)    (88,214)
                                                                      ---------  ---------   ---------
        Net cash used in continuing operations......................   (667,154)  (600,412)   (513,394)
Net cash provided by (or used in) discontinued operations...........     35,605     (6,256)     (4,751)
                                                                      ---------  ---------   ---------
        Net cash used in investing activities.......................   (631,549)  (606,668)   (518,145)
                                                                      ---------  ---------   ---------
CASH FLOWS PROVIDED BY (OR USED IN) FINANCING ACTIVITIES
Issuance of common stock............................................     11,719     28,722      37,726
Issuance of debentures..............................................    196,888    294,945     299,567
Repayments of long-term debt........................................   (327,323)  (119,625)    (72,750)
Commercial paper-net................................................    318,159   (134,368)     37,853
Dividends paid......................................................   (185,858)  (184,608)   (183,020)
Purchase of treasury stock..........................................   (280,863)   (12,286)     (8,144)
Sale of treasury stock..............................................    162,763     12,266       8,142
Other-net                                                                (2,987)        25        (147)
                                                                      ---------  ---------   ---------
        Net cash provided by (or used in) financing activities......   (107,502)  (114,929)    119,227
                                                                      ---------  ---------   ---------
        Net increase in cash and temporary cash investments.........     73,077     20,511       8,247
CASH AND TEMPORARY CASH INVESTMENTS AT JANUARY 1....................     65,035     44,524      36,277
                                                                      ---------  ---------   ---------
CASH AND TEMPORARY CASH INVESTMENTS AT DECEMBER 31..................  $ 138,112  $  65,035   $  44,524
                                                                      =========- =========   =========
Continuing operations...............................................  $ 135,453  $  49,566   $  21,583
Discontinued operations.............................................      2,659     15,469      22,941
                                                                      ---------  ---------   ---------
        Total cash and temporary cash investments at December 31....  $ 138,112  $  65,035   $  44,524
                                                                      =========  =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
   Interest (net of amounts capitalized)............................  $ 121,924  $ 114,314   $ 109,602
   Income taxes (net of refunds)....................................  $  92,380  $ 126,372   $ 108,742
Non-cash financing activities
   Issuance of common stock under benefit plans.....................  $    (240) $   2,742   $  25,570
   Conversion of 7-1/4% Convertible Subordinated Debentures.........  $  88,467  $      40   $      --
--------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

---------------------------------------------------------------------------------------------
  For the Years Ended December 31,                          1998         1997         1996
---------------------------------------------------------------------------------------------
                                                             (Thousands of Dollars)

NET INCOME...........................................      $238,766     $304,380     $298,273
OTHER COMPREHENSIVE INCOME, NET OF TAX
      Pension liability adjustment..................             60         (309)         116
      Foreign currency translation adjustment.......         (1,112)      (4,166)          --
                                                           --------     --------     --------
COMPREHENSIVE INCOME................................       $237,714     $299,905     $298,389
                                                           ========     ========     ========
---------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Methods of allocating costs to accounting periods by the subsidiaries subject to federal or state accounting and rate regulation may differ from methods generally applied by nonregulated companies. However, when the accounting allocations prescribed by regulatory authorities are used for ratemaking, the economic effects thereof determine the application of generally accepted accounting principles. Significant accounting policies of Consolidated Natural Gas Company (the Parent Company) and subsidiaries (collectively, the Company) within this framework are summarized in this Note.

USE OF ESTIMATES
The consolidated financial statements reflect certain estimates and assumptions made by management that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented.

PRINCIPLES OF CONSOLIDATION
The Parent Company owns all of the capital stock of its subsidiaries. The consolidated financial statements represent the accounts of the Company after the elimination of intercompany transactions.
     The Company follows the equity method of accounting for investments in partnerships and corporate joint ventures when the Company is able to influence the financial and operating policies of the investee. For all other investments, the cost method is applied.

SEGMENT INFORMATION
In 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and replaces an "industry segment" disclosure approach with a "management" approach. SFAS No. 131 requires the internal organization used by management for making operating decisions and assessing performance to be the basis of the Company's reportable segments.

REVENUE RECOGNITION
Revenues from sales and transportation services are recognized in the same period in which the related volumes are delivered to customers. The Company bills and recognizes sales revenues from residential and certain commercial and industrial customers on the basis of scheduled meter readings. In addition, revenues are recorded for estimated deliveries of gas to these customers from the meter reading date to the end of the accounting period. For wholesale and other commercial and industrial customers, revenues are based upon actual deliveries to the end of the period.

UNRECOVERED GAS COSTS
Where permitted by regulatory authorities, the Company defers the difference between the cost of gas (including certain related costs) and the amount of such costs included in current rates. The differences are accounted for as either unrecovered gas costs or amounts payable to customers. Unrecovered amounts are recognized as purchased gas costs in future periods when the costs are recovered through adjusted rates.

PRICE RISK MANAGEMENT ACTIVITIES
In the normal course of business, the Company utilizes derivative financial instruments and derivative commodity instruments to manage exposure to price risk in connection with the production, purchase and sale of natural gas and oil, and for stored gas inventories. These derivatives include exchange-traded futures and options contracts, which permit settlement by physical delivery of the commodity, and over-the-counter (OTC) commodity price swap agreements and options, which require settlement in cash.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     For derivatives that qualify (based on correlation to price movements of gas and oil) and are designated as hedges, related gains or losses are deferred and subsequently recognized in income, as revenues or expense, in the same period the hedged transaction occurs.
     Under the OTC price swap agreements, the Company makes payments to, or receives payments from, counterparties generally based on the difference between fixed and variable gas and oil prices or on prices at different receipt points as specified in the contracts. Settlement takes place under the swap agreements on a monthly basis for the portion of the swap that has expired, and amounts received or paid are recognized as an adjustment to gas and oil sales revenues, purchased gas expense or transport capacity costs in the applicable settlement month.
     Cash flows from price risk management activities are reported in the Consolidated Statement of Cash Flows as an operating activity--consistent with the category of the cash flows from the underlying physical transaction.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

      GAS UTILITY AND OTHER PLANT
The property, plant and equipment accounts are stated at the cost incurred or, where required by regulatory authorities, "original cost." Additions and betterments are charged to the property accounts at cost. Upon normal retirement of a plant asset, its cost is charged to accumulated depreciation together with costs of removal less salvage. Maintenance, repairs and related costs are charged principally to expense as incurred.

      EXPLORATION AND PRODUCTION PROPERTIES
The Company follows the full cost method of accounting for gas and oil producing activities prescribed by the SEC. Under the full cost method, all costs directly associated with property acquisition, exploration, and development activities are capitalized, with the principal limitation that such amounts not exceed the present value of estimated future net revenues to be derived from the production of proved gas and oil reserves. If net capitalized costs exceed the estimated value at the end of any quarterly period, then a permanent write-down of the assets must be recognized in that period. The limitation test is performed separately for each cost center, with cost centers established on a country-by-country basis.

      DEPRECIATION AND AMORTIZATION
Depreciation and amortization are recorded over the estimated service lives of plant assets by application of the straight-line method or, in the case of gas and oil producing properties, the unit-of-production method.
     Under the full cost method of accounting, amortization is also accrued on estimated future costs to be incurred in developing proved gas and oil reserves, and on estimated dismantlement and abandonment costs net of projected salvage values. However, the costs of investments in unproved properties and major development projects are excluded from amortization until it is determined whether or not proved reserves are attributable to such properties.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION
The subsidiaries subject to cost-of-service rate regulation capitalize the estimated costs of funds used during the construction of major projects. Under regulatory practices, those companies are permitted to include the costs capitalized in rate base for rate-making purposes when the completed facilities are placed in service. The remaining subsidiaries capitalize interest costs as part of the cost of acquiring certain assets. Generally, interest is capitalized on unproved properties and major construction and development projects on which amortization is not yet being recognized.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     In determining the allowance for funds used during construction, the following ranges of rates reflect the pretax cost of borrowed funds used to finance construction expenditures: 1998--5-1/2% to 7-1/8%; 1997--5-5/8% to 7-5/8% and 1996--5-1/2% to 8-1/8%. Equity funds capitalized in those years were not significant.

INCOME TAXES
The current provision for income taxes represents amounts paid or currently payable. Investment tax credits which were required to be deferred by regulatory authorities are being amortized as credits to income over the estimated service lives of the related properties.

PENSION AND OTHER BENEFIT PROGRAMS
The Company has qualified noncontributory defined benefit pension plans covering substantially all employees. Benefits payable under the plans are based primarily on each employee's years of service, age and base salary during the five years prior to retirement. Net pension costs are determined by an independent actuary, and the plans are funded on an annual basis to the extent such funding is deductible under federal income tax regulations. Plan assets consist primarily of equity securities, fixed income securities and insurance contracts. The pension program also includes the payment of supplemental pension benefits to certain retirees and the payment of benefits to certain retired executives under company-sponsored nonqualified employee benefit plans. Certain of these nonqualified plans are funded through contributions to a grantor trust.
     The Company also sponsors defined benefit postretirement plans, covering both salaried and hourly employees and certain dependents, that provide medical and life insurance coverage benefits. These benefits are provided through insurance companies and other providers with the annual cash outlays based on the claim experience of the related plans. Employees who retire on or after attaining age 55 and having rendered at least 15 years of service, or employees retiring on or after attaining age 65, are eligible to receive benefits under the plans. The plans are both contributory and noncontributory, depending on age, retirement date, the plan elected by the employee, and whether the employee is covered under a collective bargaining agreement. Most of the medical plans contain cost-sharing features such as deductibles and coinsurance. For certain of the contributory medical plans, retiree contributions and cost-sharing features are adjusted annually.

ENVIRONMENTAL EXPENDITURES
Environmental-related expenditures associated with current operations are generally expensed as incurred. Expenditures for the assessment and/or remediation of environmental conditions related to past operations are charged to expense or are deferred pending probable recovery in future rate-making proceedings. In this connection, a liability is recognized when the assessment or remediation effort is probable and the future costs are estimable. Estimated future costs for the abandonment and restoration of gas and oil properties are accrued currently through charges to depreciation.
     Claims for recovery of environmental-related costs from insurance carriers and other third parties or through regulatory procedures are recognized separately as assets when future recovery is considered probable.

TEMPORARY CASH INVESTMENTS
Temporary cash investments consist of short-term, highly liquid investments that are readily convertible to cash and present no significant interest rate risk. For purposes of the Consolidated Statement of Cash Flows, temporary cash investments are considered to be cash equivalents.

2.   DISCONTINUED OPERATIONS

During April 1998, management approved a plan to discontinue the Company's wholesale trading and marketing of natural gas and electricity, including integrated energy management. On July 31, 1998, the

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

sale of the capital stock of CNG Energy Services Corporation, formerly a wholly-owned subsidiary of the Company, to Sempra Energy Trading, a subsidiary of Sempra Energy, was finalized. Included in the transaction were contracts for the purchase and sale of natural gas as well as rights to natural gas pipeline and storage capacity, mainly in the Northeast and Mid-Atlantic regions, and related working capital. Proceeds of $37.4 million were received from the sale of the stock, as adjusted for working capital items. The Company's transition out of the wholesale gas business was substantially complete at December 31, 1998. The remaining net liabilities associated with discontinued operations at December 31, 1998 were not material.
     The results of operations of these activities for the years ended December 31, 1998, 1997 and 1996 are classified as "Discontinued Operations" in the Consolidated Statement of Income. Cash flows in connection with operating and investing activities for discontinued operations are reported separately in the Consolidated Statement of Cash Flows. There were no cash flows provided by, or used in, financing activities related to discontinued operations for the years ended December 31, 1998, 1997 or 1996.
     Summarized results of operations of the discontinued operations are as follows:

-----------------------------------------------------------------------------------------
Years Ended December 31,                          1998          1997           1996
-----------------------------------------------------------------------------------------
                                                            (In Thousands)
Total operating revenues....................     $ 792,586     $ 2,532,910     $ 838,851
Operating expenses..........................      (818,105)     (2,554,386)     (852,924)
                                                 ---------      ----------     ---------
   Operating loss before income taxes.......       (25,519)        (21,476)      (14,073)
Income tax benefit..........................         9,011           9,216         6,485
Other income................................            80           1,074           329
Interest charges............................          (810)         (3,342)       (3,850)
                                                 ---------     -----------     ---------
Loss from discontinued operations...........     $ (17,238)    $   (14,528)    $ (11,109)
                                                 =========     ===========     =========
Loss from disposal before income taxes......     $ (48,263)    $        --     $      --
Income tax benefit..........................        16,556              --            --
                                                  --------     -----------     ---------

Net loss from disposal......................     $ (31,707)    $        --     $      --
                                                 =========     ===========     =========
-----------------------------------------------------------------------------------------

3.   EARNINGS PER SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share," and restated earnings per share (EPS) amounts for all prior annual and quarterly periods presented. The adoption of SFAS No. 128 did not have a material effect on the Company's EPS for any of the periods presented.
     A reconciliation of the income from continuing operations and common stock share amounts used in the calculation of basic and diluted EPS for each of the years ended December 31, 1998, 1997 and 1996 follows (income and share amounts in thousands):

-----------------------------------------------------------------------------------------------------------
                                                                         Income From
                                                                          Continuing            Per Share
                                                                          Operations    Shares    Amount
-----------------------------------------------------------------------------------------------------------
For the year ended December 31, 1998
BASIC EPS..............................................................    $287,711       94,836    $ 3.03
                                                                           ========       ======    ======
Effect of dilutive securities:
   Exercise of stock options...........................................                      511
   Vesting of performance shares.......................................                      374
   Conversion of 7-1/4% Convertible Subordinated Debentures............       1,578          614
                                                                           --------          ---
DILUTED EPS............................................................    $289,289       96,335    $ 3.00
                                                                           ========       ======    ======
-----------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------------------------------------

                                                                             Income From
                                                                             Continuing             Per Share
                                                                             Operations    Shares     Amount
---------------------------------------------------------------------------------------------------------------
For the year ended December 31, 1997
BASIC EPS..............................................................       $318,908     94,868     $3.36
                                                                              ========     ======     =====
Effect of dilutive securities:
   Exercise of stock options...........................................                       674
   Vesting of performance shares.......................................                       359
   Conversion of 7-1/4% Convertible Subordinated Debentures............         12,128      4,559
                                                                              --------    -------
DILUTED EPS............................................................       $331,036    100,460     $3.30
                                                                              ========    =======     =====
---------------------------------------------------------------------------------------------------------------
For the year ended December 31, 1996
BASIC EPS..............................................................       $309,382     94,076     $3.29
                                                                              ========     ======     =====
Effect of dilutive securities:
   Exercise of stock options...........................................                       482
   Vesting of performance shares.......................................                        98
   Conversion of 7-1/4% Convertible Subordinated Debentures............         11,823      4,559
                                                                              --------     ------
DILUTED EPS............................................................       $321,205     99,215     $3.24
                                                                              ========     ======     =====
---------------------------------------------------------------------------------------------------------------

     Performance shares are considered contingent shares as defined by SFAS No.
128. Although such shares are issued and outstanding, they are excluded from the calculation of basic earnings per share.

4.   RATE MATTERS

The Company accounts for its regulated operations in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." When the accounting allocations prescribed by regulatory authorities are used for ratemaking, the allocation of costs among accounting periods by the Company's regulated subsidiaries resulted in the recognition of regulatory assets and liabilities at December 31, 1998 and 1997 as follows:

---------------------------------------------------------------------------------------
  December 31,                                                       1998        1997
---------------------------------------------------------------------------------------
                                                                      (In Thousands)
Regulatory assets:
   Unrecovered gas costs (Note 1)............................      $ 34,860    $ 55,062
   Order 636 transition costs................................         6,461      17,020
   Workforce reduction costs (Note 6)........................         9,275       8,832
   Other postretirement benefits (Note 7)....................        52,142      55,070
   Deferred income taxes (Note 8)............................       102,797     103,323
   Environmental-related expenditures (Note 16)..............         7,291       7,322
   Other                                                             11,642      19,215
                                                                   --------    --------
     Total regulatory assets.................................      $224,468    $265,844
                                                                   ========    ========
Regulatory liabilities:
   Amounts payable to customers (Note 1).....................       $48,339    $    880
   Estimated rate contingencies and refunds..................        78,266      29,112
   Income taxes refundable to customers-net (Note 8).........        27,170      55,035
                                                                   --------    --------
     Total regulatory liabilities............................      $153,775    $ 85,027
                                                                   ========    ========
---------------------------------------------------------------------------------------

                                       32

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The Company assesses on an ongoing basis the recoverability of costs recognized as regulatory assets and its ability to continue to apply SFAS No. 71 to its regulated operations. In the event that all or a portion of these operations ceased to meet the requirements of SFAS No. 71, the Company would be required to assess the carrying value of certain assets and liabilities previously subject to regulation.

ESTIMATED RATE CONTINGENCIES AND REFUNDS
Certain increases in prices by the Company and other rate-making issues are subject to final modification in regulatory proceedings. The related accumulated provisions pertaining to these matters were $59.9 million and $15.7 million at December 31, 1998 and 1997, including interest. These amounts are reported in the Consolidated Balance Sheet under "Estimated rate contingencies and refunds" together with $18.4 million and $13.4 million, respectively, which are primarily refunds received from suppliers and refundable to customers under regulatory procedures.

ORDER 636 TRANSITION COSTS
The distribution subsidiaries have incurred obligations to upstream pipeline companies for costs resulting from the pipeline companies' transition to restructured services under FERC Order 636. The total estimated liability for such costs was $6.5 million and $17.0 million at December 31, 1998 and 1997, respectively. Additional amounts, if any, to be accrued in the future are not expected to be material. These transition costs are being passed through to customers of the Company's distribution subsidiaries.

5.   PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

IMPAIRMENT OF GAS AND OIL PRODUCING PROPERTIES
As described in Note 1, the Company follows the full cost method of accounting for gas and oil producing activities. Under these rules, the Company recognized an impairment of its Canadian oil producing properties at December 31, 1997, due primarily to the decline in market prices for heavy oil production. This non-cash charge amounted to $10.4 million and reduced 1997 net income by $6.7 million, or $.07 per share.

DEPRECIATION AND AMORTIZATION
Amortization of capitalized costs under the full cost method of accounting for the Company's exploration and production operations amounted to $.89 per Mcf equivalent of gas and oil produced in 1998, $.88 in 1997 and $.93 in 1996.
     Costs of unproved properties capitalized under the full cost method of accounting that are excluded from amortization at December 31, 1998, and the years in which such excluded costs were incurred, follow:

--------------------------------------------------------------------------------------
                                    DECEMBER 31, Incurred in Years Ended December 31,
                                                 -------------------------------------
                                      1998        1998      1997       1996     Prior
--------------------------------------------------------------------------------------
                                                   (In Thousands)
Property acquisition costs...        $ 59,315   $20,874    $31,164    $4,181    $3,096
Exploration costs............          48,679    23,469     18,121     2,316     4,773
Capitalized interest.........           9,995     1,604      5,363     1,181     1,847
                                    ---------   -------    -------    ------    ------
     Total...................       $ 117,989   $45,947    $54,648    $7,678    $9,716
                                    =========   =======    =======    ======    ======
--------------------------------------------------------------------------------------

       There are no significant properties, as defined by the SEC, excluded from amortization at December 31, 1998. As gas and oil reserves are proved through drilling or as properties are judged to be impaired, excluded costs and any related reserves are transferred on an ongoing, well-by-well basis into the amortization calculation.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.   WORKFORCE REDUCTION COSTS

During the fourth quarter of 1998, the Company recorded a provision for severance and other employee-related costs in connection with actions to improve efficiencies and reorganize business processes at both its corporate and regulated subsidiaries. The Company anticipates that these actions will be substantially completed during 1999.
     During 1996, unions at two subsidiaries implemented a workforce reduction program that consisted of a voluntary early retirement program and a voluntary separation program. A voluntary early retirement program for West Ohio Gas (now a division of East Ohio Gas) was also offered during 1996. In conjunction with these programs, 119 eligible employees elected to accept early retirement offers and an additional 57 were separated from the Company. In addition, during the fourth quarter of 1996 the Company recorded a provision for severance and related benefits to be paid to affected employees in connection with the Company's efforts to combine and streamline certain business functions.
     As a result of its workforce reduction programs, the Company recorded charges in 1998 and 1996 amounting to $9.4 million and $15.2 million, respectively. These charges reduced 1998 and 1996 net income by $6.1 million, or $.06 per share, and $9.9 million, or $.10 per share, respectively. In addition, certain of the regulated subsidiaries have deferred, as a regulatory asset, a portion of workforce reduction costs from previous years' programs pending recovery in rates. The balance of these deferrals was $9.3 million at December 31, 1998.

7.   PENSION AND OTHER POSTRETIREMENT BENEFIT COSTS

The following table provides reconciliations of the changes in the Company's pension and other postretirement benefit plan obligations and asset fair values for each of the years ended December 31, 1998 and 1997, and a statement of the funded status as of December 31, 1998 and 1997:

----------------------------------------------------------------------------------------------------
                                                      Pension               Other Postretirement
                                                  Benefit Plans                Benefit Plans
                                                --------------------        --------------------
Years Ended December 31,                        1998            1997          1998         1997
----------------------------------------------------------------------------------------------------
                                                                    (In Thousands)
Change in benefit obligation:
Benefit obligation--January 1..............      $1,037,728     $  959,951     $358,748     $378,435
Service cost..............................           24,852         21,374       10,021        9,901
Interest cost.............................           69,320         68,635       23,714       25,854
Participant contributions.................               --             --        3,027        3,000
Plan amendments...........................               --             --         (569)      (6,723)
Actuarial (gain) loss.....................           60,981         55,378      (11,331)     (29,342)
Curtailment (gain)........................           (1,658)            --         (130)          --
Benefit payments..........................          (67,539)       (67,610)     (21,407)     (22,377)
                                                 ----------      ---------     --------     --------
Benefit obligation--December 31............      $1,123,684     $1,037,728     $362,073     $358,748
                                                 ==========     ==========     ========     ========

Change in plan assets:
Fair value of plan assets--January 1.......      $1,804,852     $1,539,039     $ 79,740     $ 53,153
Actual return on plan assets..............          328,928        330,296        5,207        2,972
Employer contributions....................            2,911          3,127       45,326       42,992
Participant contributions.................               --             --        3,027        3,000
Benefit payments..........................          (67,539)       (67,610)     (21,407)     (22,377)
                                                 ----------      ---------     --------     --------
Fair value of plan assets--December 31.....      $2,069,152     $1,804,852     $111,893     $ 79,740
                                                 ==========     ==========     ========     ========
----------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------------------------------
                                                          Pension              Other Postretirement
                                                      Benefit Plans               Benefit Plans
                                                     -----------------         --------------------
December 31,                                         1998         1997          1998          1997
--------------------------------------------------------------------------------------------------------
                                                                    (In Thousands)
FUNDED STATUS:
Funded status--December 31 ...................        $945,468      $767,124     $(250,180)    $(279,008)
Unrecognized net obligation (asset) ..........         (33,195)      (40,237)      158,231       170,102
Unrecognized (gain) loss-net .................        (774,732)     (649,740)       11,711        24,253
Unrecognized prior service cost ..............           4,755         5,720        (5,562)       (6,178)
                                                      --------      --------     ---------     ---------
Net amount recognized ........................        $142,296      $ 82,867     $ (85,800)    $ (90,831)
                                                      ========      ========     =========     =========
--------------------------------------------------------------------------------------------------------

       Amounts recognized in the Consolidated Balance Sheet at December 31 consist of the following:


Prepaid benefit cost.........................        $159,317       $97,527         $  --     $     --
Accrued benefit liability......................       (28,536)      (27,607)      (85,800)     (90,831)
Intangible asset...............................         9,006        10,346            --           --
Accumulated other comprehensive income.........         2,509         2,601            --           --
                                                     --------      --------      --------     --------
Net amount recognized..........................      $142,296      $ 82,867      $(85,800)    $(90,831)
                                                     ========      ========      ========     ========
--------------------------------------------------------------------------------------------------------

     The Company has nonqualified pension and supplemental pension plans which do not have "plan assets" as defined by generally accepted accounting principles. The total projected benefit obligation for these plans was $33.3 million and $32.3 million at December 31, 1998 and 1997, respectively, and is included in the table above. The minimum liability recognized relating to these plans was $11.5 million and $12.9 million at December 31, 1998 and 1997. The related intangible asset recognized as of those dates amounted to $9.0 million and $10.3 million, respectively. Adjustments of the minimum liability and intangible asset due to changes in assumptions or the financial status of these plans resulted in a credit (charge) to other comprehensive income of $.1 million, $(.3) million and $.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.
     The majority of estimated other postretirement benefit costs (SFAS No. 106 costs) and related transition obligation is attributable to the rate-regulated subsidiaries. Pending the expected recovery of SFAS No. 106 costs and related deferrals in regulatory proceedings, these subsidiaries have deferred the differences between SFAS No. 106 costs and amounts included in rates. The rate-regulated subsidiaries have obtained approval for recovery in rates from their respective regulatory commissions for the increased level of expense resulting from SFAS No. 106. The amount of SFAS No. 106 costs deferred at December 31, 1998 and 1997, was $52.1 million and $55.1 million, respectively.
     The FERC and certain state regulatory authorities have indicated that when SFAS No. 106 costs are recovered in rates, amounts collected must be deposited in irrevocable trust funds dedicated for the sole purpose of paying postretirement benefits. Accordingly, four subsidiaries fund postretirement benefit costs via voluntary employees' beneficiary associations (VEBAs). The remaining subsidiaries do not prefund postretirement benefit costs, but rather pay claims as presented. Assets held by the VEBAs consist primarily of short-term fixed income securities.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Weighted average assumptions used in the determination of the benefit obligations include the following:

-------------------------------------------------------------------
                                                        Other
                                        Pension     Postretirement
                                     Benefit Plans   Benefit Plans
                                     -------------  --------------
December  31,                         1998     1997   1998    1997
-------------------------------------------------------------------
Discount rate.....................     6.5%     7.0%   6.5%    7.0%
Expected return on plan assets....     9.0%     9.0%   6.5%    6.5%
Rate of compensation increase.....     5.5%     5.5%   5.5%    5.5%
-------------------------------------------------------------------

       Net periodic benefit costs, as determined by independent actuaries, included the following components:

-------------------------------------------------------------------------------------------------------------------
                                                                                        Other Postretirement
                                                   Pension Benefit Plans                  Benefit Plans
                                             ------------------------------        --------------------------------
Years Ended December 31,                     1998         1997         1996        1998        1997       1996
-------------------------------------------------------------------------------------------------------------------
                                                                       (In Thousands)
Service cost............................     $ 24,852     $ 21,374     $ 23,741     $10,021     $9,901     $11,940
Interest cost...........................       69,320       68,635       67,426      23,714     25,854      26,450
Expected return on assets...............     (131,640)    (118,671)    (108,753)     (4,413)    (2,859)       (645)
Prior service cost amortization.........          965        1,125        1,128        (406)      (408)       (406)
Actuarial (gain) loss...................      (11,315)     (10,402)      (3,545)        206        271       2,689
Transition obligation amortization......       (7,042)      (7,929)      (7,789)     11,302     11,418      11,801
Curtailment and special
   termination benefits.................       (1,658)          --        3,644        (215)        --       1,292
Special voluntary retirement
   programs.............................          800          800          800          --         --          --
                                             --------     --------     --------     -------     ------     -------

Net periodic benefit cost (credit)......     $(55,718)    $(45,068)    $(23,348)    $40,209    $44,177     $53,121
                                             ========     ========     ========     =======    =======     =======
-------------------------------------------------------------------------------------------------------------------

     For measurement purposes, a 6.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4% for 2003 and remain at that level thereafter.
     Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on 1998 service and interest cost and the accumulated postretirement benefit obligation at December 31, 1998:

-------------------------------------------------------------------------------------------------------------
                                                                                   1% Increase  1% Decrease
                                                                                        (In Thousands)
Effect on aggregate service and interest cost components of net
   periodic cost.................................................................       $ 4,014     $ (3,587)

Effect on the health care component of the accumulated postretirement
   benefit obligation............................................................       $28,564     $(25,247)
-------------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


8.   INCOME TAXES

"Income taxes" in the Consolidated Statement of Income include the following:

-------------------------------------------------------------------------------------------------------
Years Ended December 31,                                              1998         1997         1996
-------------------------------------------------------------------------------------------------------
                                                                             (In Thousands)
Income tax expense attributable to continuing operations:
   Current provision
     Federal....................................................      $96,295     $136,095      $88,447
     State......................................................       17,624       18,181       13,904
   Deferred income taxes-net
     Federal....................................................       21,390        4,175       59,619
     State......................................................       (3,489)          11        2,546
   Investment tax credit........................................       (2,171)      (2,193)      (2,201)
                                                                     --------     --------     --------
Income tax expense attributable to continuing operations........      129,649      156,269      162,315
Income tax benefit attributable to discontinued operations......      (25,567)      (9,216)      (6,485)
                                                                     --------     --------     --------
     Total......................................................     $104,082     $147,053     $155,830
                                                                     ========     ========     ========
-------------------------------------------------------------------------------------------------------

     Income taxes differed from the amounts shown in the next table that were computed by applying the statutory federal income tax rate of 35% to reported pretax income from continuing operations. The reasons for the differences follow:

--------------------------------------------------------------------------------------------------------
Years Ended December 31,                                            1998         1997          1996
--------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
Income before taxes--continuing operations......................     $417,360      $475,177     $471,697
                                                                     ========      ========     ========
Computed  "expected"  tax expense--continuing operations........     $146,076      $166,312     $165,094
Increases (or reductions) in tax resulting from:
   Production tax credit.......................................       (11,351)      (10,359)      (9,344)
   Investment tax credit.......................................        (2,171)       (2,193)      (2,201)
   State income taxes..........................................         9,188        11,825       10,693
   Miscellaneous...............................................       (12,093)       (9,316)      (1,927)
                                                                     ---------     ---------    ---------
Income taxes attributable to continuing operations.............      $129,649      $156,269     $162,315
                                                                     ========      ========     ========
   Effective tax rate..........................................          31.1%         32.9%        34.4%
--------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The current and noncurrent deferred income taxes reported in the Consolidated Balance Sheet at December 31, 1998 and 1997 represent the net expected future tax consequences attributable to temporary differences between the carrying amounts of nontax assets and liabilities and their tax bases. These temporary differences and the related tax effect were as follows:

------------------------------------------------------------------------------------------------------------------
                                                                1998                           1997
                                                    -----------------------------   ------------------------------
                                                      Deferred    Deferred Income     Deferred    Deferred Income
December 31,                                        Income Taxes   Taxes-Current    Income Taxes   Taxes-Current
------------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands)
Deferred tax liabilities:
   Excess of tax over book depreciation..........       $ 559,430       $       --      $ 537,684          $    --
   Exploration and intangible well drilling
      costs......................................         244,832               --        225,111               --
   Unrecovered gas costs.........................              --           15,908             --           19,424
   Net pension credits...........................          78,212               --         52,420               --
   Other                                                   36,145               --         25,721               --
                                                        ---------       ----------      ---------        ---------
     Total liabilities...........................         918,619           15,908        840,936           19,424
                                                        ---------       ----------      ---------        ---------
Deferred tax assets:
   Tax basis step-up in connection with
      acquisition of subsidiary..................          18,096               --         18,619               --
   Deferred investment tax credits...............          14,443               --         15,854               --
   Overheads capitalized for tax purposes........          11,138               --          8,226               --
   Supplier and other refunds....................              --           18,503             --              187
   Other                                                   94,014           19,191         86,119            5,502
   Valuation allowance...........................              --               --             --               --
                                                        ---------       ----------      ---------        ---------
     Total assets................................         137,691           37,694        128,818            5,689
                                                        ---------       ----------      ---------        ---------
     Total deferred tax liability (asset)........       $ 780,928       $  (21,786)     $ 712,118        $  13,735
                                                        =========       ==========      =========        =========
------------------------------------------------------------------------------------------------------------------

       A regulatory liability amounting to $27.2 million has been recorded at December 31, 1998 representing the reduction to previously recorded deferred income taxes associated with rate-regulated activities that are expected to be refundable to customers, net of certain taxes collectible from customers. Also, a regulatory asset corresponding to the recognition of additional deferred income taxes not previously recorded because of past rate-making practices amounting to $102.8 million has been recorded at December 31, 1998.

9.   GAS STORED

The distribution subsidiaries, except Virginia Natural Gas, value their stored gas inventory under the LIFO method. Based upon the average price of gas purchased during 1998, the current cost of replacing the inventory of "Gas stored--current portion" exceeded the amount stated on a LIFO basis by approximately $171.3 million at December 31, 1998. Virginia Natural Gas and CNG Retail value their stored gas inventory under the weighted average cost method.
     A portion of gas in underground storage used as a pressure base and for operational balancing is included in "Property, Plant and Equipment" in the amount of $126.4 million at December 31, 1998 and 1997.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


10.  COMMON STOCKHOLDERS' EQUITY

A summary of the changes in stockholders' equity follows:

----------------------------------------------------------------------------------------------------------------------------
                                 Common Stock          Capital in Excess
                                   Issued                of Par Value                                        Treasury
                              -----------------    ------------------------                                   Stock
                                Number    Value                                 Retained     Unearned     Number
                              of Shares  at Par    Paid-In   Other    Total     Earnings  Compensation  of Shares     Cost
----------------------------------------------------------------------------------------------------------------------------
                                                                     (In Thousands)
Balance at December 31, 1995     93,592 $ 257,377 $ 438,255 $ 40,280 $ 478,535 $1,309,906    $       --        --   $    --
Net income..................         --        --        --       --        --    298,273            --        --        --
Cash dividends declared
  Common stock ($1.94 per
    share)..................         --        --        --       --        --   (183,671)           --        --        --
Common stock issued
  Stock options.............        769     2,113    29,662       --    29,662         --            --        --        --
  Performance shares-net....        378     1,040    16,336       --    16,336         --       (17,376)       --        --
  Stock awards-net..........         98       270     4,404       --     4,404         --        (4,560)       --        --
  DRP*......................         97       268     4,688       --     4,688         --            --        --        --
  Amortization and adjustment        --        --     3,520       --     3,520         --         4,394        --        --
Purchase of treasury stock..         --        --        --       --        --         --            --      (147)   (8,144)
Sale of treasury stock and
  other.....................         --        --      (143)      --      (143)        --            --       147     8,144
Pension liability adjustment
  (Note 7)..................
                                     --        --        --       --        --        116            --        --        --
                                 ------ --------- --------- -------- --------- ----------    ----------    ------  --------
Balance at December 31, 1996     94,934   261,068   496,722   40,280   537,002  1,424,624       (17,542)       --        --

Net income..................         --        --        --       --        --    304,380            --        --        --
Cash dividends declared
  Common stock ($1.94 per
    share)..................         --        --        --       --        --   (184,942)           --        --        --
Common stock issued
  Stock options.............        612     1,683    23,615       --    23,615         --            --        --        --
  DRP*......................         62       171     3,244       --     3,244         --            --        --        --
  Stock awards-net..........         25        69     1,318       --     1,318         --        (1,350)       --        --
  Conversion of debentures..          1         2        38       --        38         --            --        --        --
  Performance shares-net....        (11)      (29)     (106)      --      (106)        --           135        --        --
  Amortization and adjustment        --        --     1,490       --     1,490         --         7,807        --        --
Purchase of treasury stock..         --        --        --       --        --         --            --      (220)  (12,286)
Sale of treasury stock and
  other.......................       --        --       154       --       154         --            --       219    12,248
Pension liability adjustment
  (Note 7)..................         --        --        --       --        --       (309)           --        --        --
Cumulative translation
  adjustment................
                                     --        --        --       --        --     (4,166)           --        --        --
                                 ------ --------- --------- -------- --------- ----------    ----------    ------  --------
Balance at December 31, 1997     95,623   262,964   526,475   40,280   566,755  1,539,587       (10,950)       (1)      (38)

Net income..................         --        --        --       --        --    238,766            --        --        --
Cash dividends declared
  Common stock ($1.94 per
    share)..................         --        --        --       --        --   (185,758)           --        --        --
Common stock issued
  Stock options.............        282       777    11,548       --    11,548         --            --        --        --
  Stock awards-net..........         32        86     1,364       --     1,364         --        (1,283)       --        --
  Performance shares-net....          8        21       402       --       402         --          (423)       --        --
  Amortization and adjustment        --        --    (2,393)      --    (2,393)        --        11,321        --        --
Purchase of treasury stock..         --        --        --       --        --         --            --    (5,081) (280,326)
Sale of treasury stock and           --        --    (3,863)      --    (3,863)        --           (61)    2,949   163,290
other.......................
Conversion of debentures....         --        --    (1,841)      --    (1,841)        --            --     1,638    90,715
Pension liability adjustment
  (Note 7)..................         --        --        --       --        --         60            --        --        --
Cumulative translation
  adjustment................
                                     --        --        --       --        --     (1,112)           --        --        --
                                 ------ --------- --------- -------- --------- ----------    ----------    ------  --------
Balance at December 31, 1998     95,945 $ 263,848 $ 531,692 $ 40,280 $ 571,972 $1,591,543    $   (1,396)     (495) $(26,359)
                                 ====== ========= ========= ======== ========= ==========    ==========    ======  ========

----------------------------------------------------------------------------------------------------------------------------

*Dividend Reinvestment Plan.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SHAREHOLDER RIGHTS PLAN
During 1995, the Board of Directors adopted a shareholder rights plan and on January 23, 1996, declared a dividend of one right (Right) for each share of common stock outstanding at the close of business on February 28, 1996. If the Rights become exercisable, each holder may exercise a Right and receive common stock (or, in certain cases, cash, property or other securities) of the Company or common stock of the acquiring company having a value equal to twice the Right's then current Purchase Price.
     Also, under certain conditions, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (and/or other securities, cash or other assets having the same value as a share of common stock) per Right, subject to adjustment, or may redeem the Rights in whole at a price of $0.01 per Right. Until a Right is exercised or exchanged for common stock, the holder, as such, is not a stockholder of the Company. Unless earlier exercised or redeemed, the Rights will expire on February 28, 2006.

UNISSUED SHARES
At December 31, 1998, 304,055,449 shares of common stock were unissued. Shares have been registered with the SEC for possible issuance under various benefit plans or to shareholders under the Dividend Reinvestment Plan. Shares acquired pursuant to these plans can consist of original issue shares, treasury shares or shares purchased in the open market. In addition, at December 31, 1998, the Company has a shelf registration with the SEC which would allow it to sell up to an additional $338.3 million of debt or equity securities.

TREASURY STOCK
Under a plan approved by the Board of Directors, the Company can purchase in the open market up to 10,000,000 shares of its common stock. The Company may also acquire shares of its common stock through certain provisions of the Company's various stock incentive plans. Shares repurchased or acquired are held as treasury stock and are available for reissuance for general corporate purposes or in connection with various employee benefit plans. When treasury shares are reissued, the difference between the market value at reissuance and the cost of shares is reflected in "Capital in excess of par value." At December 31, 1998 and 1997, a total of 495,123 and 659 shares, respectively, were being held as treasury stock.

PRE-1997 STOCK AWARD AND OPTION PLANS
Prior to 1997, stock awards, stock options and other stock-based awards were granted to employees under the Long-Term Incentive Plan, the 1991 Stock Incentive Plan (1991 Plan) and the 1995 Employee Stock Incentive Plan (1995
Plan). The Long-Term Incentive Plan terminated by its terms on November 9, 1991. In addition, there were no shares authorized for issuance under either the 1991 Plan or the 1995 Plan at December 31, 1998. However, the provisions of these plans continue with respect to stock awards granted whose restrictions have not yet lapsed and stock options granted which have not been exercised at December 31, 1998.

1997 STOCK INCENTIVE PLAN
The 1997 Stock Incentive Plan (1997 Plan) provides for the granting of stock awards, stock options and other stock-based awards to employees and directors of the Company effective January 1, 1997, including grants made on or after that date pursuant to the Long-Term Strategic Incentive Program described below. The maximum number of shares authorized for issuance in each calendar year is determined in accordance with a formula contained in the 1997 Plan. At December 31, 1998, 6,235,017 shares were authorized for issuance under the 1997 Plan.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Stock awards granted under the plan may be in the form of restricted stock or deferred stock. Shares issued as restricted stock awards are held by the Company until the attached restrictions lapse. Deferred stock awards generally consist of a right to receive shares at the end of specified deferral periods. The market value of the stock award on the date granted is recorded as compensation expense over the applicable restriction or deferral period.
     Stock options granted under the plan allow the purchase of common shares at a price not less than fair market value at the date of grant and not less than par value. These options, other than tri-annual options granted under the Long-Term Strategic Incentive Program, generally are exercisable in four equal annual installments commencing with the second anniversary of the grant and expire after 10 years from the date of grant.
     The granting of stock awards constitutes a non-cash financing activity of the Company.

      LONG-TERM STRATEGIC INCENTIVE PROGRAM
Grants under the Long-Term Strategic Incentive Program, consisting of performance restricted stock awards (performance shares or performance stock credits) and stock options, are expected to be made every three years, with the first such grants made on January 2, 1996.
     Performance shares will vest contingent upon attainment of certain strategic business results over a three-year period. The market value of the performance shares on the grant date, as adjusted quarterly for changes in the current market price of the Company's common stock, is recorded as compensation expense over the three-year vesting period.
     Stock options granted under this program (tri-annual options) vest after three years and will be exercisable from the vesting date until ten years from the grant date if certain strategic business results are attained during the vesting period. However, the exercise period will be reduced to one day for all or a portion of the options granted if such results are not achieved. As the number of options are known and the option price equals the market price at the grant date, no compensation expense is recognized for these options under generally accepted accounting principles.

ACCOUNTING FOR STOCK AWARDS AND STOCK OPTIONS
As permitted by generally accepted accounting principles, the Company follows Accounting Principles Board Opinion No. 25 and related interpretations (APB No.
25) for accounting for stock-based compensation. The Company granted stock awards, including performance shares, totaling 54,000 shares in 1998, 98,000 shares in 1997, and 507,000 shares in 1996 with weighted average market prices per share on award dates of $49.54, $52.53 and $46.19, respectively. The Company recorded compensation expense of $9.4 million, $9.7 million and $8.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, in connection with its performance shares, restricted stock and other stock compensation awards. In accordance with APB No. 25, no compensation expense has been recognized for the Company's stock options.
     In addition, performance stock credits equal to 475,400 shares of common stock were granted January 4, 1999, related to the 1999-2001 performance period.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     A summary of stock option activity for the years ended December 31, 1996 through 1998, follows:

----------------------------------------------------------------------
                                                    Weighted Average
                                        Number        Option Price
                                      of Shares         Per Share
----------------------------------------------------------------------
                                   (In Thousands)
Shares under option:
     At January 1, 1996..........       2,948              $41.25
     Granted (1).................       3,534              $45.53
     Exercised ..................        (769)             $41.37
     Cancelled (1)...............        (196)             $43.13
                                        -----              ------
     At December 31, 1996........       5,517              $43.90
     Granted (2).................         885              $54.09
     Exercised ..................        (612)             $41.33
     Cancelled (2)...............        (583)             $45.74
                                        -----              ------
     At December 31, 1997........       5,207              $45.73
     Granted (3).................         914              $58.34
     Exercised ..................        (309)             $41.73
     Cancelled (3)...............        (307)             $51.32
                                        -----              ------
     At December 31, 1998........       5,505              $47.73
                                        =====              ======

(1) Includes 3,006,000 tri-annual options granted and 65,000 tri-annual options cancelled.
(2) Includes 332,084 tri-annual options granted and 367,883 tri-annual options cancelled.
(3) Includes 106,750 tri-annual options granted and 96,114 tri-annual options cancelled.

Options were exercisable for the purchase of 734,741 shares, 599,534 shares and 673,305 shares at December 31, 1998, 1997 and 1996, respectively. Effective January 4, 1999, additional options for the purchase of 3,662,000 shares were granted to eligible employees.

--------------------------------------------------------------------------------
     The following table summarizes information about stock options outstanding at December 31, 1998.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

                                         Options Outstanding                    Options Exercisable
                           ---------------------------------------------   ---------------------------
                                         Weighted Average    Weighted                      Weighted
                             Number         Remaining         Average        Number         Average
Range of Exercise Prices   Outstanding   Contractual Life Exercise Price   Exercisable  Exercise Price
------------------------------------------------------------------------------------------------------
                         (In Thousands)                                  (In Thousands)
$34.75--$40.00                  549         5.48 YRS.         $37.06          230           $36.69
$40.01--$50.00                3,088         6.58 YRS.         $44.97          440           $44.93
$50.01--$59.94                1,868         7.69 YRS.         $56.00           65           $50.87
------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The following table presents the weighted-average fair value of stock options granted during 1996 through 1998 and the weighted-average assumptions used to compute fair values under the Black-Scholes option-pricing model:

--------------------------------------------------------------------
Years Ended December 31,                   1998     1997     1996
--------------------------------------------------------------------
Option fair value......................  $10.49   $ 8.96   $ 5.84
Assumptions
     Dividend yield....................    3.3%     3.6%     4.3%
     Expected volatility...............   19.8%    16.8%    17.5%
     Risk-free interest rate...........    5.7%     6.4%     5.4%
     Expected option life (years)......    4.8      4.8      4.9
--------------------------------------------------------------------

       If compensation expense for the Company's stock options granted during 1996 through 1998 had been determined based on the fair value at the grant dates for such awards, the effect on the Company's net income and EPS for each of the years would have been as follows:

----------------------------------------------------------
Years Ended December 31,         1998     1997     1996
----------------------------------------------------------
NET INCOME (In Millions):
     As reported.............   $238.8   $304.4   $298.3
     Pro forma...............   $231.7   $298.8   $294.1

BASIC EPS:
     As reported.............    $2.52    $3.21    $3.17
     Pro forma...............    $2.44    $3.15    $3.13

DILUTED EPS:
     As reported.............    $2.49    $3.15    $3.13
     Pro forma...............    $2.42    $3.10    $3.08
----------------------------------------------------------

11.  PREFERRED STOCK

The Company's authorized preferred stock consists of 5,000,000 shares at a par value of $100 each. There were no shares of preferred stock issued or outstanding at December 31, 1998 or 1997.

12.  DIVIDEND RESTRICTIONS

One of the Company's indentures relating to senior debenture issues contains restrictions on dividend payments by the Company and acquisitions of its capital stock. Under the indenture provisions, $493.1 million of consolidated retained earnings was free from such restrictions at December 31, 1998. The indenture also imposes dividend limitations on the subsidiaries, but at December 31, 1998, these limitations did not restrict their ability to pay dividends to the Company.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.  LONG-TERM DEBT

Long-term debt, excluding current maturities, follows:

-------------------------------------------------------------------------------------
December 31,                                                   1998            1997
-------------------------------------------------------------------------------------
                                                                  (In Thousands)
Debentures
     6%,     Due October 15, 2010.....................       $200,000       $     --
     6.8%,   Due December 15, 2027....................        300,000        300,000
     6-5/8%, Due December 1, 2008.....................        150,000        150,000
     6-7/8%, Due October 15, 2026.....................        150,000        150,000
     7-3/8%, Due April 1, 2005........................        150,000        150,000
     6-5/8%, Due December 1, 2013.....................        150,000        150,000
     5-3/4%, Due August 1, 2003.......................        150,000        150,000
     8-3/4%, Due October 1, 2019......................        142,875        150,000
     8-3/4%, Due June 1, 1999.........................             --        100,000
     8-5/8%, Due December 1, 2011.....................             --         15,625
     Unamortized debt discount, less premium..........        (13,146)       (11,319)
Convertible Subordinated Debentures
     7-1/4%, Due December 15, 2015....................             --        246,165
     Unamortized debt discount........................             --         (1,581)
9.94% Unsecured loan due January 1, 1999..............             --          4,000
                                                           ----------     ----------
          Total.......................................     $1,379,729     $1,552,890
                                                           ==========     ==========
-------------------------------------------------------------------------------------

       Discounts and premiums and the expenses incurred in connection with the issuance of debentures are being amortized on a basis which will equitably distribute the amount to "Interest on long-term debt" over the life of each debenture issue.
     The aggregate principal amounts of the Company's debentures maturing in the years 1999 through 2003 are: $107.1 million; $7.1 million; $7.1 million; $7.1 million and $157.1 million.
     In January 1998 the Company called for redemption the entire principal amount outstanding of its 7-1/4% Convertible Subordinated Debentures, totaling $246.2 million. These debentures were convertible into shares of the Company's common stock at an initial conversion price of $54 per share. The redemption price was 102.18% of the principal amount plus accrued interest payable on February 23, 1998. In anticipation of the call, in January 1998 the Company purchased approximately 4.6 million shares of its common stock in a private transaction to satisfy the potential conversion obligation. The right to convert expired on February 13, 1998, and approximately 1.6 million of the acquired shares were issued on conversion. The remaining acquired shares were sold in two underwritten offerings during February and March, 1998.
     In March 1998, CNG International purchased a 33.3% ownership interest in the Dampier-to-Bunbury Natural Gas Pipeline (DBNGP) in Western Australia from the Western Australia Government. One of CNG International's partners in the purchase was El Paso Energy Corporation (El Paso), which also holds a 33.3% ownership interest. In connection with their investments in DBNGP, CNG International and El Paso formed DBNGP Finance Company LLC (DBNGP Finance). DBNGP Finance is owned 50% by CNG International and 50% by EPED Holding Company, a wholly-owned subsidiary of El Paso. Subsequent to the formation of DBNGP Finance, the equity ownership interests of CNG International and El Paso in DBNGP were transferred to this entity.
     In October 1998, DBNGP Finance borrowed $250.0 million under a Senior Term Loan Facility (Term Loan). The Term Loan matures October 2, 2001, can be extended in one-year increments to October 2, 2003, and bears interest at a variable rate. Of the gross proceeds received by DBNGP Finance under the

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Term Loan, $100.0 million was distributed to CNG International. In connection with the Term Loan, CNG International entered into an Equity Contribution Agreement with DBNGP Finance. CNG International is contractually obligated to make equity contributions to DBNGP Finance equal to the Term Loan proceeds distributed to CNG International, plus interest on such proceeds, in the event that DBNGP Finance is unable to service this debt. The Company is contractually obligated to cause CNG International to make such equity contributions.

14.  SHORT-TERM BORROWINGS

The weighted average interest rate on the Company's commercial paper notes outstanding at December 31, 1998 and 1997, was 5.22% and 6.21%, respectively.
     The Company has a $775.0 million credit agreement with a group of banks. Borrowings under this agreement are in the form of revolving credits and may, at the option of the Company, be structured either as syndicated loans by a group of participating banks or money market loans by individual banks. The loans may be borrowed, paid or repaid and reborrowed on a few days notice. Varying interest rate options are available for syndicated loans, while the interest rate on money market loans is determined from quotes rendered by the participating banks. This agreement may be used for general corporate purposes, including the support of commercial paper notes. This agreement is currently scheduled to expire on June 25, 1999; however, the Company expects that the agreement will be renewed or replaced by a comparable agreement. A facility fee is charged under this agreement but is not considered significant. There were no borrowings under this agreement at December 31, 1998.

15.  FINANCIAL INSTRUMENTS

Fair Values
The estimated fair value of the Company's long-term debt, including current maturities, was as follows at December 31, 1998 and 1997:

---------------------------------------------------------------------------
                              1998                        1997
                      --------------------        --------------------
                      Carrying        Fair        Carrying        Fair
December 31,           Amount        Value         Amount        Value
---------------------------------------------------------------------------
                                        (In Thousands)
Long-term debt....     $1,504,000    $1,584,633    $1,719,790    $1,789,577
---------------------------------------------------------------------------

       The fair values were estimated based upon closing transactions and/or quotations for the Company's debentures as of those dates. Temporary cash investments and commercial paper notes are stated at amounts which approximate fair value due to the short maturities of those financial instruments.

Derivatives and Price Risk Management Activities
The Company's price risk management activities include exchange-traded futures and options contracts, which can be settled through the purchase or delivery of commodities, and OTC price swap agreements and options, which require settlement in cash. These instruments are used to manage commodity price risk regarding the production, purchase and sale of natural gas and oil and for stored gas inventories.

      FUTURES CONTRACTS
At December 31, 1998, the Company had natural gas futures contracts related to gas purchase and sale commitments and gas storage inventory covering 66.8 Bcf of gas on a net basis maturing through 2001. As these contracts qualify and have been designated as hedges, any gains or losses resulting from market price changes are expected to be generally offset by the related physical transaction. The Company's net unrealized gain related to futures contracts was approximately $16.4 million at December 31, 1998.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


      SWAP AGREEMENTS
In addition to futures and options contracts, the Company enters into OTC price swap agreements to manage its exposure to commodity price risk under existing sales commitments. At December 31, 1998, the Company had swap agreements of varying duration outstanding with several counterparties to exchange monthly payments on net notional quantities of gas over the ensuing five years. Net notional quantities at December 31, 1998 related to those swap agreements in which the Company pays a fixed price in exchange for a variable price totaled
166.1 Bcf, while net notional quantities related to agreements in which the Company pays a variable price in exchange for a fixed price totaled 125.2 Bcf. Net notional quantities or amounts do not represent the quantities or amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of monthly notional quantities and other terms of the agreements. The Company's net unrealized loss related to swap agreements was approximately $10.1 million at December 31, 1998. Profits expected on anticipated sales related to the hedged transactions should generally offset the estimated unrealized losses on the swap agreements.

      MARKET AND CREDIT RISK
Price risk management activities expose the Company to market risk. Market risk represents the potential loss that can be caused by the change in market value of a particular commitment. The Company has appropriate operating procedures in place that are administered by experienced management to help ensure that proper internal controls are maintained. In addition, the Company has established an independent function at the Corporate level to monitor compliance with the price risk management policies of all subsidiaries.
     Price risk management activities also expose the Company to credit risk. Credit risk represents the potential loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company maintains credit policies with respect to its counterparties that management believes minimize overall credit risk. Such policies include the evaluation of a prospective counterparty's financial condition, collateral requirements where deemed necessary, and the use of standardized agreements which facilitate the netting of cash flows associated with a single counterparty. The Company also monitors the financial condition of existing counterparties on an ongoing basis. Considering the system of internal controls in place and credit reserve levels at December 31, 1998, the Company believes it unlikely that a material adverse effect on its financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

16.  ENVIRONMENTAL MATTERS

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations govern both current and future operations and potentially extend to plant sites formerly owned or operated by the subsidiaries, or their predecessors.
     The Company has taken a proactive position with respect to environmental concerns. As part of normal business operations, subsidiaries periodically monitor their properties and facilities to identify and resolve potential environmental matters, and the Company conducts general environmental audits on a continuing basis at its operating facilities to monitor compliance with environmental laws and regulations. As part of this process, voluntary surveys at subsidiary sites have been conducted to determine the extent of any possible soil contamination due to hazardous substances, such as mercury, and when contamination has been discovered remediation efforts are undertaken. Further, on August 16, 1990, CNG Transmission entered into a Consent Order and Agreement with the Commonwealth of Pennsylvania Department of Environmental Resources
(DER) in which CNG Transmission has agreed with the DER's determination of certain violations of the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams Law and the rules and regulations promulgated thereunder. No civil penalties

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

have been assessed. Pursuant to the Order and Agreement, CNG Transmission continues to perform sampling, testing and analysis, and conducts a program of remediation at some of its Pennsylvania facilities. Total remediation costs in connection with these sites and the Order and Agreement are not expected to be material with respect to the Company's financial position, results of operations or cash flows. The Company has recognized an estimated liability amounting to $10.0 million at December 31, 1998, for future costs expected to be incurred to remediate or mitigate hazardous substances at these sites and at facilities covered by the Order and Agreement.
     Inasmuch as certain environmental-related expenditures are expected to be recoverable in future regulatory proceedings, a regulatory asset has been recognized amounting to $7.3 million at December 31, 1998. Also, uncontested claims amounting to $1.5 million at December 31, 1998, were recognized for environmental-related costs probable for recovery through joint-interest operating agreements.
     The total amounts included in operating expenses for remediation and other environmental-related costs, and the components of such costs, are as follows:

--------------------------------------------------------------------------------------
Years Ended December 31,                                   1998      1997     1996
--------------------------------------------------------------------------------------
                                                                 (In Thousands)
Recurring costs for ongoing operations..................    $2,595    $3,430   $4,174
Mandated remediation and other compliance costs.........     3,538     1,473     (419)
Voluntary remediation costs.............................        11       228    2,705
Other...................................................       195        14        3
                                                            ------    ------   ------
     Total..............................................    $6,339    $5,145   $6,463
                                                            ======    ======   ======
--------------------------------------------------------------------------------------

       CNG Transmission and certain of the distribution subsidiaries are subject to the Federal Clean Air Act (Clean Air Act) and the Federal Clean Air Act Amendments of 1990 (1990 amendments) which added significantly to the existing Clean Air Act requirements. As a result of the 1990 amendments, these subsidiaries were required to install Reasonably Available Control Technology at some compressor stations to reduce nitrogen oxide emissions and to acquire Title V permits for major facilities. Progress is on schedule for these permits, with no major expenditures anticipated.
     The 1990 amendments will also require installation of Maximum Available Control Technology (MACT) to control the emissions of certain hazardous air pollutants from compressor engines. The Company cannot estimate what its expenditures for MACT-related controls will be. However, the mandated controls will not affect a large number of its compressor engines and the related costs are not expected to be material.
     Additionally, the Company may be required, under an Environmental Protection Agency nitrogen oxide state implementation program call, to include additional compressor engines in the control mandates for the 1990 Amendments. The estimated costs of such federal and/or state imposed hardware additions are not expected to be material.
     The total capital expenditures required to comply with the 1990 amendments are expected to be recoverable through future regulatory proceedings.
     The Company has determined that it is associated with 16 former manufactured gas plant sites, five of which are currently owned by subsidiaries. Studies conducted by other utilities at their former manufactured gas plants have indicated that their sites contain coal tar and other potentially harmful materials. None of the 16 former sites with which the Company is associated is under investigation by any state or federal environmental agency, and no investigation or action is currently anticipated. At this time it is not known if, or to what degree, these sites may contain environmental contamination. Therefore, the Company is not able to estimate the cost, if any, that may be required for the possible remediation of these sites.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Estimates of liability in the environmental area are based on current environmental laws and existing technology. The exact nature of environmental issues which the Company may encounter in the future cannot be predicted. Additional environmental liabilities may result in the future as more stringent environmental laws and regulations are implemented and as the Company obtains more specific information about its existing sites and production facilities. At present, no estimate of any such additional liability, or range of liability amounts, can be made. However, the amount of any such liabilities could be material.

17.  COMMITMENTS AND CONTINGENCIES

Lease arrangements of the Company are principally for office space, business machines and transportation equipment. None of these arrangements, individually or in the aggregate, are material capital leases. Rental expense incurred in the years 1996 through 1998 was not material, and future rental payments required under leases in effect at December 31, 1998, are not material.
     It is estimated that the Company's 1999 capital spending program will amount to $524.5 million, and that approximately $337.0 million of that amount will be directed to gas and oil producing activities. In connection with the capital spending program, the Company has entered into certain contractual commitments.
     The Company has claims and suits arising in the ordinary course of business pending against it, but, in the opinion of management and counsel, the ultimate liability will not have a material effect on its financial position, results of operations or cash flows.

18.  SEGMENT INFORMATION

As indicated in Note 1, in 1998 the Company adopted the provisions of SFAS No.
131. The Company is organized primarily on the basis of products and services sold in the United States.
     The operations of the four retail gas distribution subsidiaries have been aggregated into the "Distribution" segment. These subsidiaries sell gas and/or provide transportation services to residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia and West Virginia, and are subject to price regulation by their respective state utility commissions.
     Transmission operations include the activities of CNG Transmission, an interstate pipeline company regulated by the FERC which provides gas transportation, storage and related services to affiliates and to utilities and end users in the Midwest, the Mid-Atlantic states and the Northeast. CNG Transmission also holds a 16% general partnership interest in the Iroquois Gas Transmission System, L.P., a limited partnership that owns and operates an interstate natural gas pipeline that transports Canadian gas to utility and power generation customers in New York and New England. Transmission operations also include the by-products business of CNG Power.
     Exploration and production includes the results of CNG Producing and the gas and oil production activities of CNG Transmission. These operations are located throughout the United States and in the Gulf of Mexico. CNG Producing also owns a working interest in a heavy oil program in Alberta, Canada.
     The activities of CNG International, CNG Field Services, CNG Retail, CNG Products and Services Company (CNG Products and Services), CNG Power, Consolidated LNG, CNG Research Company and CNG Coal are included in the "Other" category. CNG International engages in energy-related activities outside of the United States and holds equity investments in Australia, Argentina and Latin America. CNG Retail was established in 1997 to pursue opportunities arising from the deregulation of the energy industry at the retail level. CNG Products and Services provides certain energy-related services to customers of the Company's distribution subsidiaries and others.
     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Transactions between affiliates are recognized at prices which approximate market value. Significant transactions between the operating components are eliminated to reconcile the segment information to consolidated amounts.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


The following table presents segment information pertaining to the Company's operations:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Exploration                       Corporate
                                                                          and                              and
                                    Distribution     Transmission     Production         Other         Eliminations        Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       (In Thousands)
1998
Operating revenues
Nonaffiliated
   Regulated gas sales ..........   $ 1,372,568      $        --      $        --     $     1,123      $        --      $ 1,373,691
   Nonregulated gas sales .......            --               --          369,736         124,683               --          494,419
   Gas transportation and storage       197,888          347,600              436               9               --          545,933
   Liquid sales .................            --               --          204,030              --               --          204,030
   Other ........................        35,498           54,887           34,042          12,899            5,007          142,333
                                    -----------      -----------      -----------     -----------      -----------      -----------
     Total nonaffiliated ........     1,605,954          402,487          608,244         138,714            5,007        2,760,406
Affiliated ......................         5,855          100,060           22,860          23,684         (152,459)              --
                                    -----------      -----------      -----------     -----------      -----------      -----------
     Total operating revenues ...     1,611,809          502,547          631,104         162,398         (147,452)       2,760,406
Operating expenses
Purchased gas ...................       835,222           46,559           39,972         125,223         (146,575)         900,401
Liquids, capacity and other
   products purchased ...........            --           24,662          115,397           5,218               --          145,277
Operation expense ...............       311,154          128,701          156,024          25,406           (3,275)         618,010
Maintenance .....................        50,579           28,011            9,823             245            1,710           90,368
Depreciation and amortization ...        75,064           57,343          185,902           6,769            4,835          329,913
Taxes, other than income taxes ..       131,575           33,684            7,344             916            5,780          179,299
                                    -----------      -----------      -----------     -----------      -----------      -----------
     Operating income before
        income taxes ............       208,215          183,587          116,642          (1,379)          (9,927)         497,138
                                    -----------      -----------      -----------     -----------      -----------      -----------
Income taxes ....................        58,314           60,708           23,117            (300)         (12,190)         129,649
Interest revenues ...............           703            4,394            1,118           2,379           (5,429)           3,165
Equity in earnings of equity
   investees ....................            --            8,667            4,791          11,917               --           25,375
Other revenues-net ..............         6,678            1,122              250           1,699           (3,589)           6,160
Interest charges ................        46,847           25,098           21,650           8,249           12,634          114,478
                                    -----------      -----------      -----------     -----------      -----------      -----------
Income from continuing
 operations......................   $   110,435      $   111,964      $    78,034     $     6,667      $   (19,389)     $   287,711
                                    ===========      ===========      ===========     ===========      ===========      ===========
-----------------------------------------------------------------------------------------------------------------------------------
Other significant non-cash items:
   Pension cost (credit)-net ....   $   (42,529)     $   (15,801)     $     1,423     $       213      $       198      $   (56,496)
   Stock award amortization .....   $     1,039      $       634      $     1,708     $       322      $     3,757      $     7,460
-----------------------------------------------------------------------------------------------------------------------------------
Investment in equity investees ..   $        --      $    36,785      $    47,834     $   210,608      $        --      $   295,227
Total assets ....................   $ 2,946,758      $ 1,553,518      $ 1,523,936     $   350,258      $   (12,570)     $ 6,361,900
Capital expenditures ............   $   146,563      $    56,748      $   352,781     $   193,118      $    11,903      $   761,113
-----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

------------------------------------------------------------------------------------------------------------------------------------
                                                                          Exploration                    Corporate
                                                                              and                           and
                                          Distribution    Transmission     Production     Other        Eliminations      Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
1997
Operating revenues
Nonaffiliated
   Regulated gas sales .................  $ 1,844,221    $        --     $        --   $     6,780     $        --      $ 1,851,001
   Nonregulated gas sales ..............           --             --         396,282        37,101              --          433,383
   Gas transportation and storage ......      153,904        337,475             701            --              --          492,080
   Liquid sales ........................           --             --         275,902            --              --          275,902
   Other ...............................       24,577         60,639          27,287         5,787           6,454          124,744
                                          -----------    -----------     -----------   -----------     -----------      -----------
     Total nonaffiliated ...............    2,022,702        398,114         700,172        49,668           6,454        3,177,110
Affiliated .............................        3,859        101,179           5,508        12,962        (123,508)              --
                                          -----------    -----------     -----------   -----------     -----------      -----------
     Total operating revenues ..........    2,026,561        499,293         705,680        62,630        (117,054)       3,177,110
Operating expenses
Purchased gas ..........................    1,158,721          8,592          31,535        34,817        (119,585)       1,114,080
Liquids, capacity and other
   products purchased ..................           --         53,203         157,101           271              --          210,575
Operation expense ......................      324,150        133,681         166,990        34,056           7,735          666,612
Maintenance ............................       50,533         28,426           9,604            47           1,998           90,608
Depreciation and amortization ..........       77,389         62,258         181,356           406           3,229          324,638
Impairment of gas and oil
   producing properties ................           --             --          10,351            --              --           10,351
Taxes, other than income taxes .........      149,198         32,263           5,917           347           5,859          193,584
                                          -----------    -----------     -----------   -----------     -----------      -----------
     Operating income before
        income taxes ...................      266,570        180,870         142,826        (7,314)        (16,290)         566,662
                                          -----------    -----------     -----------   -----------     -----------      -----------
Income taxes ...........................       74,699         64,512          31,686        (2,940)        (11,688)         156,269
Interest revenues ......................        1,172          2,011           1,330         2,322          (5,172)           1,663
Equity in earnings of equity
   investees ...........................           --          8,929           3,275         5,462              --           17,666
Other revenues-net .....................       (2,152)           (86)            217        (6,996)          2,130           (6,887)
Interest charges .......................       48,419         24,051          22,372         1,983           7,102          103,927
                                          -----------    -----------     -----------   -----------     -----------      -----------
Income from continuing operations ......  $   142,472    $   103,161     $    93,590   $    (5,569)    $   (14,746)     $   318,908
                                          ===========    ===========     ===========   ===========     ===========      ===========
------------------------------------------------------------------------------------------------------------------------------------
Other significant non-cash items:
   Impairment of gas and oil
     producing properties ..............  $        --    $        --     $    10,351   $        --     $        --      $    10,351
   Pension cost (credit)-net ...........  $   (33,335)   $   (12,819)    $     1,257   $        81     $    (1,195)     $   (46,011)
   Stock award amortization ............  $     1,201    $       836     $     1,847   $       279     $     4,046      $     8,209
------------------------------------------------------------------------------------------------------------------------------------
Investment in equity investees .........  $        --    $    34,518     $    38,558   $   143,122     $        --      $   216,198
Total assets ...........................  $ 2,879,312    $ 1,501,640     $ 1,360,068   $   827,497     $  (254,823)     $ 6,313,694
Capital expenditures ...................  $   147,213    $    49,300     $   299,897   $    95,801     $    10,906      $   603,117
------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

-------------------------------------------------------------------------------------------------------------------------------
                                                                         Exploration                  Corporate
                                                                            and                          and
                                          Distribution   Transmission    Production       Other       Eliminations     Total
-------------------------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
1996
Operating revenues
Nonaffiliated
   Regulated gas sales .................. $ 1,746,650    $        --    $        --   $     7,017    $        --    $ 1,753,667
   Nonregulated gas sales ...............          --             --        396,104            --             --        396,104
   Gas transportation and storage .......     132,486        346,570            532            --             --        479,588
   Liquid sales .........................          --             --        202,907            --             --        202,907
   Other ................................      26,377         65,713         26,456         1,878          2,768        123,192
                                          -----------    -----------    -----------   -----------    -----------    -----------
     Total nonaffiliated ................   1,905,513        412,283        625,999         8,895          2,768      2,955,458
Affiliated ..............................         (1)        104,891         6,288         13,299       (124,477)            --
                                          -----------    -----------    -----------   -----------    -----------    -----------
     Total operating revenues ...........   1,905,512        517,174        632,287        22,194       (121,709)     2,955,458
Operating expenses
Purchased gas ...........................   1,025,186          7,421         51,691            --       (121,081)       963,217
Liquids, capacity and other
   products purchased ...................          --         63,599        115,708            --             --        179,307
Operation expense .......................     352,706        142,265        147,851        22,369          2,063        667,254
Maintenance .............................      53,774         24,494         10,791            11            997         90,067
Depreciation and amortization ...........      74,132         60,394        165,715           154          2,488        302,883
Taxes, other than income taxes ..........     141,293         37,403          7,299           545          4,143        190,683
                                          -----------    -----------    -----------   -----------    -----------    -----------
     Operating income before
        income taxes ....................     258,421        181,598        133,232          (885)       (10,319)       562,047
                                          -----------    -----------    -----------   -----------    -----------    -----------
Income taxes ............................      76,334         63,105         34,609         1,760        (13,493)       162,315
Interest revenues .......................       1,051          4,244          4,359         2,073         (9,703)         2,024
Equity in earnings of equity
   investees ............................          --          7,199          1,967         3,792             --         12,958
Other revenues-net ......................        (503)           177            125            53         (5,859)        (6,007)
Interest charges ........................      44,853         23,962         20,130         1,842          8,538         99,325
                                          -----------    -----------    -----------   -----------    -----------    -----------
Income from continuing operations ....... $   137,782    $   106,151    $    84,944   $     1,431    $   (20,926)   $   309,382
                                          ===========    ===========    ===========   ===========    ===========    ===========
-------------------------------------------------------------------------------------------------------------------------------
Other significant non-cash items:
   Pension cost (credit)-net ............ $   (19,142)   $    (6,494)   $     1,900   $        --    $      (581)   $   (24,317)
   Stock award amortization ............. $       876    $       546    $     1,225   $        --    $     5,127    $     7,774
-------------------------------------------------------------------------------------------------------------------------------
Investment in equity investees .......... $        --    $    34,389    $    31,460   $    72,820    $        --    $   138,669
Total assets ............................ $ 2,900,620    $ 1,496,976    $ 1,264,453   $   519,861    $  (181,305)   $ 6,000,605
Capital expenditures .................... $   143,050    $    85,904    $   271,392   $    48,570    $     6,135    $   555,051
-------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.  SUBSEQUENT EVENT

On February 22, 1999, the Company and Dominion Resources, Inc. (DRI) announced that a definitive merger agreement (merger agreement) was approved by the boards of directors of both companies. Under the terms of the merger agreement, DRI intends to acquire all of the Company's shares of common stock in a stock-for-stock transaction. Pursuant to the merger agreement, each share of the Company's common stock will be converted into 1.52 shares of DRI common stock. The transaction is conditioned, among other things, upon approvals of shareholders of both companies, opinions of independent accountants that the transaction will be treated as a pooling of interests for accounting purposes, approvals of various federal regulatory agencies and the completion of regulatory processes in states where the combined company will operate. DRI is a holding company with businesses in regulated and competitive electric power, natural gas and oil development and selected financial services. DRI's principal business subsidiary is Virginia Electric and Power Company, a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina.

20.  SUPPLEMENTARY FINANCIAL INFORMATION--UNAUDITED

(A) GAS AND OIL PRODUCING ACTIVITIES (EXCLUDING COST-OF-SERVICE RATE-REGULATED ACTIVITIES)
The following disclosures exclude the Company's gas producing activities subject to cost-of-service rate regulation. Certain disclosures about these activities are included under "Cost-of-Service Properties" in this Note (A).

      CAPITALIZED COSTS
The aggregate amounts of costs capitalized by subsidiaries for their gas and oil producing activities, and related aggregate amounts of accumulated depreciation and amortization, follow:

-----------------------------------------------------
  December 31,                   1998          1997
-----------------------------------------------------
                                    (In Thousands)
Capitalized costs of
   Proved properties ......   $3,594,042   $3,293,851
   Unproved properties ....      389,977      328,174
                              ----------   ----------
     Subtotal .............    3,984,019    3,622,025
                              ----------   ----------
Accumulated depreciation of
   Proved properties ......    2,542,026    2,367,105
   Unproved properties ....      160,222      146,417
                              ----------   ----------
     Subtotal .............    2,702,248    2,513,522
                              ----------   ----------
     Net capitalized costs    $1,281,771   $1,108,503
                              ==========   =========
-----------------------------------------------------

       As described in Note 5, the Company recognized an impairment of its Canadian oil producing properties at December 31, 1997. The non-cash charge amounted to $10.4 million and is reflected in the amounts included above.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      TOTAL COSTS INCURRED
The following costs were incurred by subsidiaries in their gas and oil producing activities during the years 1996 through 1998:

------------------------------------------------------------------
  Years Ended December 31,         1998         1997        1996
------------------------------------------------------------------
                                         (In Thousands)
Property acquisition costs
   Proved properties .......    $ 20,597     $ 14,142     $ 42,880
   Unproved properties .....      29,512       43,951       17,911
                                --------     --------     --------
     Subtotal ..............      50,109       58,093       60,791
Exploration costs ..........     115,429      101,891       49,622
Development costs ..........     176,220      118,746      125,139
                                --------     --------     --------
     Total .................    $341,758     $278,730     $235,552
                                ========     ========     ========
------------------------------------------------------------------

      RESULTS OF OPERATIONS
The Company cautions that the following standardized disclosures required by the FASB do not represent the results of operations based on its historical financial statements. In addition to requiring different determinations of revenues and costs, the disclosures exclude the impact of interest expense and corporate overheads.

----------------------------------------------------------------------------------------
  Years Ended December 31,                              1998       1997*       1996*
----------------------------------------------------------------------------------------
                                                              (In Thousands)
Revenues (net of royalties) from:
   Sales to nonaffiliated companies..............      $357,729    $403,233    $360,973
   Transfers to other operations.................        24,785       7,973      13,158
                                                       --------    --------    --------
     Total.......................................       382,514     411,206     374,131
                                                       --------    --------    --------
Less: Production (lifting) costs.................        62,937      65,286      55,679
       Depreciation and amortization.............       176,587     172,046     157,358
       Impairment of producing properties........            --      10,351          --
       Income tax expense........................        40,977      48,987      49,367
                                                       --------    --------    --------
Results of operations............................      $102,013    $114,536    $111,727
                                                       ========    ========    ========

*Certain amounts reclassified to reflect discontinued operations.
--------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      COMPANY-OWNED RESERVES (NON-COST-OF-SERVICE RESERVES)
Estimated net quantities of proved gas and oil (including condensate) reserves in the United States and Canada at December 31, 1996 through 1998, and changes in the reserves during those years, are shown in the two schedules which follow:

--------------------------------------------------------------------------------------
  Years Ended December 31,                                   1998     1997     1996
--------------------------------------------------------------------------------------
                                                                    (In Bcf)
PROVED DEVELOPED AND UNDEVELOPED RESERVES*--GAS
     At January 1.........................................    1,141    1,040      985
     Changes in reserves
        Extensions, discoveries and other additions.......      214      210      124
        Revisions of previous estimates...................       70       31        5
        Production........................................     (155)    (155)    (145)
        Purchases of gas in place**.......................       43       29       96
        Sales of gas in place.............................       --      (14)     (25)
                                                              -----    -----    ------
     At December 31.......................................    1,313    1,141    1,040
                                                              =====    =====    =====

PROVED DEVELOPED RESERVES*--GAS
     At January 1.........................................      925      900      717
     At December 31.......................................    1,052      925      900

 *Net before royalty.
**Amount for 1998 includes 39 Bcf of reserves transferred by sale to CNG
  Producing from an affiliate, Peoples Natural Gas.
--------------------------------------------------------------------------------


     The preceding proved developed and undeveloped gas reserves at December 31, 1998, 1997 and 1996, include United States reserves of 1,312, 1,140 and 1,039 Bcf which, together with the Canadian reserves and the gas reserves reported under "Cost-of-Service Properties," are as contained in reports of Ralph E. Davis Associates, Inc., independent geologists.

-----------------------------------------------------------------------------------------
  Years Ended December 31,                                   1998       1997      1996
-----------------------------------------------------------------------------------------
                                                                 (In Thousand Bbls)
PROVED DEVELOPED AND UNDEVELOPED RESERVES*--OIL
     At January 1.........................................    50,627     50,457    45,791
     Changes in reserves
        Extensions, discoveries and other additions.......    11,275      4,582     5,976
        Revisions of previous estimates...................     2,960      1,741     2,711
        Production........................................    (7,895)    (7,312)   (4,766)
        Purchases of oil in place.........................       107      1,182       804
        Sales of oil in place.............................        --        (23)      (59)
                                                              ------     ------    ------

     At December 31.......................................    57,074     50,627    50,457
                                                              ======     ======    ======
PROVED DEVELOPED RESERVES*--OIL
     At January 1.........................................    37,568     24,989    19,838
     At December 31.......................................    42,750     37,568    24,989

*Net before royalty.
--------------------------------------------------------------------------------

     The foregoing proved developed and undeveloped oil reserves at December 31, 1998, 1997 and 1996 include United States reserves of 51,230, 44,160 and 41,818 thousand barrels, respectively. These, together with the Canadian reserves, are as contained in reports of Ralph E. Davis Associates, Inc.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES
THEREIN
The following tabulation has been prepared in accordance with the FASB's rules for disclosure of a standardized measure of discounted future net cash flows relating to Company-owned proved gas and oil reserve quantities.

------------------------------------------------------------------------------------------------------------
  December 31,                                                        1998          1997           1996
                                                                               (In Thousands)
Future cash inflows.............................................     $2,562,741     $3,197,532    $4,022,381
Less:  Future development and production costs..................        756,352        658,281       711,067
       Future income tax expense................................        482,585        766,233     1,049,234
                                                                     ----------     ----------    ----------
Future net cash flows...........................................      1,323,804      1,773,018     2,262,080
Less annual discount (10% a year)...............................        435,540        606,509       830,083
                                                                     ----------     ----------    ----------
Standardized measure of discounted future net cash flows........      $ 888,264     $1,166,509    $1,431,997
                                                                     ==========     ==========    ==========
------------------------------------------------------------------------------------------------------------

       In the foregoing determination of future cash inflows, sales prices for gas were based on contractual arrangements or market prices at each year-end. Prices for oil were based on average prices received from sales in the month of December each year. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year end, assuming the continuation of existing economic conditions. Future income taxes were computed by applying the appropriate year-end or future statutory tax rate to future pretax net cash flows, less the tax basis of the properties involved, and giving effect to tax deductions, or permanent differences and tax credits.
     It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the Company's proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, present costs and prices are used in the determinations and no value may be assigned to probable or possible reserves.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The following tabulation is a summary of changes between the total standardized measure of discounted future net cash flows at the beginning and end of each year.

------------------------------------------------------------------------------------------------------------
  Years Ended December 31,                                          1998           1997            1996
------------------------------------------------------------------------------------------------------------
                                                                              (In Thousands)
Standardized measure of discounted future
   net cash flows at January 1................................     $1,166,509      $1,431,997      $ 841,743
Changes in the year resulting from
   Sales and transfers of gas and oil produced
     during the year, less production costs...................       (319,577)       (345,920)      (318,583)
   Prices and production and development costs
      related to future production............................       (657,675)       (660,014)       632,118
   Extensions, discoveries and other additions,
      less production and development costs...................        144,595         256,366        295,236
   Previously estimated development costs
      incurred during the year................................         71,172          38,409         62,706
   Revisions of previous quantity estimates...................         38,015         101,352        106,800
   Accretion of discount......................................        166,707         209,210        119,555
   Income taxes...............................................        180,611         159,528       (306,290)
   Purchases and sales of proved reserves in place-net........         35,639          40,815        112,601
   Other (principally timing of production)...................         62,268         (65,234)      (113,889)
                                                                    ---------      ----------     ----------
Standardized measure of discounted future
   net cash flows at December 31..............................      $ 888,264      $1,166,509     $1,431,997
                                                                    =========      ==========     ==========
------------------------------------------------------------------------------------------------------------

      COST-OF-SERVICE PROPERTIES
As previously stated, activities subject to cost-of-service rate regulation, consisting solely of gas reserves and related production, are excluded from the foregoing information. In December 1998, Peoples Natural Gas, a subsidiary, transferred by sale all of its remaining gas production properties to CNG Producing, a nonregulated subsidiary. At December 31, 1997, net capitalized costs of cost-of-service properties amounted to $8.4 million. Related proved reserves of gas are located in the United States and amounted to 42 and 43 Bcf at December 31, 1997 and 1996. Gas production for the years 1998, 1997 and 1996 amounted to 2, 3 and 3 Bcf, respectively.

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(B)  Quarterly Financial Data
A summary of the quarterly results of operations for the years 1998 and 1997 follows. Because a major portion of the gas sold or transported by the Company's distribution and transmission operations is ultimately used for space heating, both revenues and earnings are subject to seasonal fluctuations, and third quarter results are usually the least significant of the year for the Company. Seasonal fluctuations are further influenced by the timing of price relief granted under regulation to compensate for certain past cost increases.

----------------------------------------------------------------------------------------------------------------
                                                                                  Quarter
                                                                 -----------------------------------------------
                                                                 First        Second       Third       Fourth
----------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
1998
Total operating revenues.....................................     $999,165     $530,428     $423,448    $807,365
Operating income before income taxes.........................     $234,850     $ 83,710     $ 25,516    $153,062
Income from continuing operations............................     $138,033     $ 46,814     $  5,627    $ 97,237
Discontinued operations (Note 2)
   Loss from discontinued energy marketing services
     operations, net of applicable tax benefit...............    $ (17,238)    $     --     $     --    $     --
   Income (loss) from disposal of energy marketing
     services operations, including provision for
     operating losses during the phase out period,
     net of applicable tax or tax benefit....................    $ (42,900)    $ 10,989     $  2,425    $ (2,221)
Net income...................................................    $  77,895     $ 57,803     $  8,052    $ 95,016

Earnings per common share--basic*
   Income from continuing operations.........................    $    1.48     $    .49     $    .06    $   1.02
   Loss from discontinued operations.........................         (.18)          --           --          --
   Income (loss) from disposal of discontinued
     operations..............................................         (.46)         .12          .02        (.02)
                                                                 ---------     --------     --------     -------
Net income...................................................    $     .84     $    .61     $    .08    $   1.00
                                                                 =========     ========     ========    ========

Earnings per common share--diluted*
   Income from continuing operations.........................        $1.45         $.49         $.06       $1.01
   Loss from discontinued operations.........................         (.18)          --           --          --
   Income (loss) from disposal of discontinued
     operations..............................................         (.45)         .11          .02        (.02)
                                                                 ---------     --------     --------     -------
Net income                                                           $ .82         $.60         $.08       $ .99
                                                                 =========     ========     ========    ========
----------------------------------------------------------------------------------------------------------------

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

-------------------------------------------------------------------------------------------------------------------
                                                                                   Quarter
                                                                  -------------------------------------------------
                                                                  First         Second       Third        Fourth
-------------------------------------------------------------------------------------------------------------------
                                                                                 (In Thousands)
1997
Total operating revenues.....................................     $1,143,768     $629,418     $462,980     $940,944
Operating income before income taxes.........................     $  283,358     $ 90,130     $ 33,536     $159,638
Income from continuing operations............................     $  173,028     $ 48,036     $  8,761     $ 89,083
Discontinued operations (Note 2)
   Income (loss) from discontinued energy marketing
     services operations, net of applicable tax or tax
     benefit.................................................     $   (1,537)    $ (9,051)    $ (4,223)       $ 283
Net income...................................................     $  171,491     $ 38,985     $  4,538     $ 89,366
Earnings per common share--basic*
   Income from continuing operations.........................          $1.83        $ .51        $ .09         $.94
   Income (loss) from discontinued operations................           (.02)        (.10)        (.04)          --
                                                                  ----------     --------     --------     --------
Net income...................................................          $1.81        $ .41        $ .05         $.94
                                                                  ==========     ========     ========     ========
Earnings per common share--diluted*
   Income from continuing operations.........................          $1.76        $ .50        $ .09         $.92
   Income (loss) from discontinued operations................           (.02)        (.09)        (.04)          --
                                                                  ----------     --------     --------     --------
Net income...................................................          $1.74        $ .41        $ .05         $.92
                                                                  ==========     ========     ========     ========
-------------------------------------------------------------------------------------------------------------------

*The sum of the quarterly amounts does not equal the year's amount because the quarterly calculations are based on a changing number of average shares.

(C)  Common Stock Market Prices and Related Matters
At December 31, 1998, there were 33,121 holders of the Company's common stock. The principal market for the stock is the New York Stock Exchange. Quarterly price ranges and dividends declared on the common stock for the years 1998 and 1997 follow. Restrictions on the payment of dividends are discussed in Note 12.

----------------------------------------------------------------------------------
                                                      Quarter
                                    ----------------------------------------------
                                      First      Second      Third       Fourth
----------------------------------------------------------------------------------
Market Price Range
1998--High.......................   $60 1/2     $60 1/8      $59         $55 15/16
    --Low........................   $53 1/4     $54 15/16    $41 11/16   $50 7/16
1997--High.......................   $57 3/4     $54 7/8      $60 11/16   $60 15/16
    --Low........................   $49 5/8     $47 3/8      $53 9/16    $52 5/16

Dividends Declared per Share
1998.............................   $.485       $.485        $.485       $.485
1997.............................   $.485       $.485        $.485       $.485
----------------------------------------------------------------------------------